UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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THE WARNACO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WARNACO GROUP, INC.

501 Seventh Avenue

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2012

To the Stockholders of

THE WARNACO GROUP, INC.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of The Warnaco Group, Inc., a Delaware corporation (“Warnaco”), will be held at Warnaco’s offices, 501 Seventh Avenue, New York, New York 10018, on Wednesday, May 9, 2012, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the “Annual Meeting”), for the following purposes:

1.	To elect nine Directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as Warnaco’s independent registered public accounting firm for the fiscal year ending December 29, 2012;

3.	To cast an advisory vote to approve executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting.

The attached proxy statement describes the matters to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on Monday, March 26, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at Warnaco’s principal executive offices located at 501 Seventh Avenue, New York, New York 10018 for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. If you attend the Annual Meeting, you may vote your shares in person which will revoke any previously provided proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote such shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important. Please COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR INTERNET TODAY.

By Order of the Board of Directors

JAY L. DUBINER
Executive Vice President, General Counsel & Secretary

New York, New York

April 11, 2012

THE WARNACO GROUP, INC.

501 Seventh Avenue

New York, New York 10018

P R O X Y    S T A T E M E N T

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2012

INTRODUCTION

This proxy statement (the “Proxy Statement”) and the accompanying proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Warnaco Group, Inc., a Delaware corporation (“Warnaco” or the “Company”), for use at the 2012 Annual Meeting of Stockholders to be held at Warnaco’s offices, 501 Seventh Avenue, New York, New York 10018, on Wednesday, May 9, 2012, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. The Notice of Annual Meeting, Proxy Statement and accompanying proxy are first being mailed on or about April 11, 2012 to stockholders of record as of the close of business on March 26, 2012.

If your shares are held of record by a broker, bank or other nominee, please refer to the information provided by that entity for instructions on how to vote your shares. In addition, if your shares are held by a broker, bank or other nominee, and you wish to attend, and vote at, the Annual Meeting, you must (a) obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares, (b) obtain a proxy issued in your name from such record holder and (c) bring both the letter and the proxy to the Annual Meeting. Under the rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your broker, it will be able to vote your shares with respect to certain discretionary items, but will not be allowed to vote your shares with respect to certain non-discretionary items. The election of Directors (Proposal No. 1) and the advisory vote to approve executive compensation (Proposal No. 3) are non-discretionary items. Accordingly, if you do not instruct your broker on how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as broker non-votes. Therefore, it is critical that you indicate your vote if you want it to be counted in the election of Directors and the advisory vote to approve executive compensation.

If you are a registered stockholder holding shares in Warnaco directly in your own name, you can ensure that your shares are voted at the Annual Meeting by (i) completing, signing, dating and promptly returning the enclosed proxy in the envelope provided; (ii) voting by telephone as instructed on the enclosed proxy; or (iii) voting by Internet as instructed on the enclosed proxy. Sending in a signed written proxy or voting by telephone or Internet will not affect your right to attend the Annual Meeting and vote in person.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) sending written notice to the attention of the Secretary of the Company at our principal executive offices at 501 Seventh Avenue, New York, New York 10018; (ii) providing us with a subsequent properly executed written proxy; (iii) subsequently voting by telephone or Internet; or (iv) attending the Annual Meeting and voting in person.

You may contact Morrow & Co., LLC at (800) 607-0088 to obtain directions to the site of the Annual Meeting. If you should have additional questions about proxy voting, you may contact Morrow & Co., LLC as follows — banks and brokerage firms, please call (203) 658-9400 and stockholders, please call (800) 607-0088.

Our principal executive offices are located at 501 Seventh Avenue, New York, New York 10018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2012: This Proxy Statement and our 2011 Annual Report are available on the Internet at http://www.ezodproxy.com/warnaco/2012.

Voting Of Proxies

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, received prior to the Annual Meeting, will be voted in accordance with the instructions specified therein. As to any matter for which no choice has been specified in a properly executed written proxy or properly completed proxy submitted by telephone or Internet, the shares represented thereby will be voted “FOR” the election of all nine nominees for the Board of Directors; “FOR” the ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 29, 2012; and “FOR” the advisory vote on executive compensation, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business to come before the Annual Meeting; however, if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment.

Quorum; Vote Required

The presence, in person or by properly executed written proxy or properly completed proxy submitted by telephone or Internet, of the holders of a majority of the total number of votes of the issued and outstanding shares of our common stock, par value $0.01 per share (“Common Stock”), entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. Abstentions and broker non-votes, if any, will be included in the calculation of the number of shares present at the Annual Meeting for purposes of determining a quorum.

The Company has a majority voting standard for the election of Directors in uncontested elections. Accordingly, nominees for Director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. The Company’s Corporate Governance Guidelines (available on the corporate governance page of our Internet website located at www.warnaco.com) provide that an incumbent Director who fails to receive the required number of votes for re-election will tender his or her written resignation for consideration by the Board of Directors in accordance with the procedures set forth in the Corporate Governance Guidelines. In determining whether Director nominees have received the requisite votes, abstentions will have no effect on the outcome of the vote.

Approval of the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting, in person or by properly executed written proxy or properly completed proxy submitted by telephone or Internet, and entitled to vote. In determining whether any such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will be counted and will have the same effect as a vote against the proposal.

Outstanding Voting Securities

As of the close of business on March 26, 2012, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 41,330,702 shares of Common Stock. Each share of Common Stock is entitled to one vote per share. Only stockholders of record as of the close of business on March 26, 2012 will be entitled to notice of, and to vote at, the Annual Meeting.

Solicitation Of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile transmission, telegram, telephone and other methods of communication. We are using the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in soliciting proxies. We expect that the fees and expenses to be paid by us for such services will not exceed $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to their beneficial owners, and we will reimburse them for their reasonable expenses incurred in connection therewith. Directors, officers and other regular employees of Warnaco, as yet undesignated, may also request the return of proxies by telephone, telegram, personal visit or otherwise.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, nine Directors are to be elected to serve until the next annual meeting and until their successors have been elected and qualified. The nine nominees for Director (each of whom is currently a member of the Board of Directors) are David A. Bell, Robert A. Bowman, Richard Karl Goeltz, Sheila A. Hopkins, Helen McCluskey, Charles R. Perrin, Nancy A. Reardon, Donald L. Seeley and Cheryl Nido Turpin. Certain biographical information regarding each of the nine nominees is set forth below.

All properly executed written proxies and properly completed proxies submitted by telephone or Internet will be voted “FOR” the election of the Board of Directors’ nominees unless contrary instructions are given. If one or more of the Board of Directors’ nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of Directors is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ITS

NOMINEES, WHICH IS DESIGNATED AS ITEM NO. 1 ON THE ENCLOSED PROXY CARD.

BIOGRAPHICAL INFORMATION

Set forth below are the name, age (as of April 2, 2012), positions and offices with Warnaco, if applicable, and other selected biographical information of each (i) Director nominee and (ii) non-Director executive officer of Warnaco.

Biographical Information of the Director Nominees

Charles R. Perrin, 66, has been a Director of Warnaco since April 2003 and has served as our Non-Executive Chairman since March 2004. Mr. Perrin served as Acting Non-Executive Chairman from January 2004 until March 2004. Mr. Perrin served as Chairman of Avon Products, Inc. (“Avon”) from May 1999 to November 1999 and Chief Executive Officer of Avon from July 1998 to November 1999. He served as Avon’s Vice Chairman from January 1998 to May 1999 and Avon’s Chief Operating Officer from January 1998 to July 1998. Mr. Perrin served as Chairman and Chief Executive Officer of Duracell International, Inc. from 1994 to 1996. He is the Chairman of the Board of Save the Children International and a Trustee of Save the Children U.S., a Director of Campbell Soup Company and Eastern Mountain Sports and Co-Founder and Trustee of the Perrin Family Foundation. Mr. Perrin was a Trustee of Ability Beyond Disability from 2000 to 2006, Trinity College from 2000 to 2008 and Green Chimneys from 2008 to 2009. Mr. Perrin was the Chairman of Clearpool, Inc. from 2002 to 2008. Mr. Perrin’s experience as a Chief Executive Officer at various international consumer products companies allows him to provide valuable insights into our industry and the Company’s business.

David A. Bell, 68, has been a Director of Warnaco since April 2003. He currently serves as a non-executive Chairman of two specialized marketing services agencies, Gyro and Creative Realities. In addition, Mr. Bell serves as a senior advisor to AOL. Previously, he served as Co-Chairman of The Interpublic Group of Companies, a provider of advertising, specialized marketing and communication services, from January 2005 until March 15, 2006, Chairman and Chief Executive Officer from February 2003 to January 2005 and Vice Chairman from June 2001 to February 2003. From March 1999 to 2001, Mr. Bell served as Chairman and Chief Executive Officer of True North Communications, Inc., a provider of advertising and marketing communication services. From 1992 to March 1999, he served as Chairman and Chief Executive Officer of Bozell Worldwide. Mr. Bell serves on the Board of Directors of Lighting Sciences Group Corporation. Mr. Bell is currently an operating advisor of Pegasus Capital Advisors, L.P., and is the Vice Chairman of the Board of Directors of The National Forest Foundation and Co-Chairman of the Advertising Council Advisory Group. Mr. Bell served on the Board of Directors of Point Blank Solutions Inc. from 2006 to 2008, as a Director of the Freedom Group Inc. from 2008 to 2010, as a Director of Primedia from 2001 to 2010 as well as a Director of The New York City Partnership from 2003 to 2006. Additionally, Mr. Bell serves as Director of several private early stage companies including: Vizu, Resonate, media6degrees, Stylesight and Double Verify. Mr. Bell’s executive experience as a former Chief Executive Officer of various international businesses, combined with his specialized knowledge of advertising, marketing practices and digital media, allow him to advise us both on corporate and operational matters.

Robert A. Bowman, 56, has been a Director of Warnaco since January 2004. He currently serves as President and Chief Executive Officer of Major League Baseball Advanced Media (“MLB.com”), the Internet and interactive media unit of Major League Baseball. Prior to joining MLB.com in November 2000, Mr. Bowman was President and Chief Executive Officer of Cyberian Outpost, Inc., an online retailer of computers and electronics. Before he joined Cyberian Outpost in September 1999, Mr. Bowman held several senior management positions at ITT Corporation, including President, Chief Operating Officer and Chief Financial Officer. Earlier in his career, Mr. Bowman served for eight years as Treasurer of the State of Michigan. Mr. Bowman is currently a Director of Take-Two Interactive Software Inc. Mr. Bowman served as a Director of Blockbuster, Inc. from 2003 to 2010 and World Wrestling Entertainment, Inc. from 2003 to 2008. Mr. Bowman’s experience as a Chief Executive Officer of various media companies and his knowledge of digital media, as well as his extensive financial experience in both the public and private sectors, allows him to provide valuable insights to our Company.

Richard Karl Goeltz, 69, has been a Director of Warnaco since July 2002. From 1996 to 2000, Mr. Goeltz served as Vice Chairman and Chief Financial Officer of the American Express Company, a provider of travel, payment, financial advisory and international banking services. Previously, Mr. Goeltz was Group Chief Financial Officer and a member of the Board of Directors of NatWest Group (“NatWest”), the parent company of National Westminster Bank PLC. Prior to joining NatWest, Mr. Goeltz served The Seagram Company for over 20 years in a variety of management positions, including Executive Vice President — Finance. Mr. Goeltz is a Director of the New Germany, the European Equity and the Central Europe and Russia Funds and Aviva plc, a member of the Council on Foreign Relations, a member of the Council and Court of Governors of the London School of Economics and Political Science and a Trustee of the American Academy in Berlin. Mr. Goeltz served as a Director of Federal Home Loan Mortgage Corporation (“Freddie Mac”) from 2003 to 2008, Delta Airlines from 2007 to 2008 and Opera Orchestra of New York from 1978 to 2007. He was also a member of the Board of Overseers of Columbia Business School. Mr. Goeltz’s background as a Chief Financial Officer and executive at various international financial institutions and consumer product companies has given him the background to assist the Company, particularly regarding the global financial issues that face our Company.

Sheila A. Hopkins, 56, has been a Director of Warnaco since July 2003. Ms. Hopkins currently serves as Executive Vice President and President, Global Vision Care Bausch and Lomb, a health care company. Previously Ms. Hopkins held senior positions at Colgate Palmolive, a consumer products company. From 2007 to August 2011 she was General Manager, Professional Oral Care, a subsidiary of Colgate Palmolive. From January 2004 to January 2007, she served as Vice President — Palmolive Equity Global Business Development and from September 1997 to January 2004, she served as Vice President, General Manager of U.S. Personal Care. Previously she served as Vice President of U.S. Marketing at Tambrands and in various marketing positions at Procter & Gamble Company. Ms. Hopkins’ years of corporate experience as an executive in the consumer products industry, particularly regarding the development and marketing of consumer products, provide her with a background that is relevant to our business and allows her to advise us on a range of global matters.

Helen McCluskey, 57, has served as the Company’s President and Chief Executive Officer since February 1, 2012, at which time she was also elected to the Board of Directors. Ms. McCluskey joined the Company in July 2004 as Group President — Intimate Apparel and in June 2007 also assumed global responsibility for the Company’s Swimwear brands. In those roles, she was responsible for all aspects of the Company’s intimate apparel and swimwear brands, including Calvin Klein Underwear and Swimwear, Warner’s, Olga, Body Nancy Ganz and Speedo. In September 2010, Ms. McCluskey was named Chief Operating Officer, adding to her responsibilities oversight of the Calvin Klein Jeans® and Chaps® brands as well as all of the Company’s international businesses, and the Company’s global supply chain and sourcing operations. Prior to joining the Company, Ms. McCluskey served as Group President of the Moderate Women’s Sportswear division of Liz Claiborne Corporation from August 2001 to June 2004. Previously, she spent 18 years at Sara Lee Corporation’s intimate apparel units where she held executive positions in marketing, operations and general management, including President of Playtex Apparel from 1999 to 2001. Ms. McCluskey’s extensive experience as an apparel industry executive, as well as her role as the Company’s Chief Executive Officer, provide her with invaluable knowledge and expertise in our business and industry.

Nancy A. Reardon, 59, has been a Director of Warnaco since July 2006. Prior to stepping down from this position in April 2012, Ms. Reardon served as Senior Vice President and Chief Human Resources and Communications Officer at Campbell Soup Company, a global manufacturer of soup, beverage and prepared food products. Prior to joining Campbell Soup Company, from 2002 to 2004, Ms. Reardon served as Executive Vice President of Human Resources for Comcast Cable Communications, Inc., a provider of cable television and communication services. Previously, from 1996 to 2002, she served as Partner and Executive Vice President, Human Resources and Corporate Affairs, Borden Capital Management Partners, a provider of private equity investments, corporate governance, mergers and acquisitions and strategic partnering expertise. Between 2004 and 2011, Ms. Reardon served on the Board of the Mann Center for Performing Arts and currently is a member of the Board of Directors of the Adirondack Museum and the Girl Scouts of the USA. She also Co-Chairs the CHRO Board Academy. As a human resources executive in various global industries, Ms. Reardon has years of corporate experience and knowledge in public company governance and compensation practices, which provide her with extensive knowledge of many issues that affect our business.

Donald L. Seeley, 68, has been a Director of Warnaco since July 2005. From April 2000 to May 2010, Mr. Seeley was an adjunct lecturer and the Director of the Applied Investment Management Program at the University of Arizona. From July 1997 to March 2000, Mr. Seeley was Vice Chairman and Chief Financial Officer of True North Communications. Earlier, he was President and Chief Executive Officer of the Alexander Consulting Group. He currently is a member of the Board of Trustees of William Blair Mutual Funds. From April 2002 to March 2006, Mr. Seeley served on the Board of Directors of Beverly Enterprises Inc. where he was also Chairman of the Audit Committee. Mr. Seeley has extensive experience as a Chief Executive Officer and Chief Financial Officer at various companies in the financial services and other industries, which provides him with a financial background that is relevant to our business and allows him to advise us on a range of matters.

Cheryl Nido Turpin, 64, has been a Director of Warnaco since April 2004. From June 1994 to August 1997, Ms. Turpin served as President and Chief Executive Officer of The Limited Stores. From January 1990 to June 1994, she was President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited Stores, Inc. Prior to that, Ms. Turpin was President and Chief Executive Officer of Weinstocks, a full line department store. Ms. Turpin is a Director of Footlocker, Inc. As a former apparel industry Chief Executive Officer, Ms. Turpin brings more than 30 years of both executive experience and industry specific knowledge, which allows her to provide guidance and insight to our business.

Biographical Information of the Non-Director Executive Officers

Lawrence R. Rutkowski, 54, currently serves as the Company’s Executive Vice President and Chief Financial Officer. From September 2003 until March 2005, Mr. Rutkowski served as our Senior Vice President and Chief Financial Officer. From December 1999 to June 2003, he served as Executive Vice President and

Chief Financial Officer at Primedia, Inc., a targeted media company. From November 1993 to December 1999, he served at National Broadcasting Company/General Electric as Senior Vice President and Chief Financial Officer — Strategic Business Development and Controller of Corporate Finance. Previously, Mr. Rutkowski held a senior management position at Walt Disney Studios.

Karyn Hillman, 44, currently serves as the Company’s Chief Merchandising Officer and is responsible for the global Calvin Klein Jeans and Calvin Klein Jeans Accessories businesses and is responsible for all design, product development, merchandising and marketing for these businesses worldwide. Prior to joining the Company in April 2012, Ms. Hillman served in a variety of executive positions at Gap Inc. from 1991 to 2011. Most recently, from 2007 to 2011, Ms. Hillman served as Senior Vice President — Women’s, Men’s, Accessories and GapBody where she was responsible for merchandising. From 2004 to 2007, she served as Senior Vice President in Gap Inc.’s Banana Republic brand where she was responsible for women’s, petites, men’s and accessories merchandising.

Mark Whyman, 41, currently serves as the Company’s Chief Commercial Officer and is responsible for all commercial aspects of the Calvin Klein Jeans and Calvin Klein Underwear businesses worldwide. Mr. Whyman joined the Company in 2009 and from 2009 until 2012, served as Managing Director — Asia Pacific, where he was responsible for all aspects of the Company’s Calvin Klein businesses in the region. Prior to joining Warnaco, Mr. Whyman held various management positions with Nike, Inc. from 2004 to 2009, including Merchandising Director — U.S. Apparel from 2008 to 2009 and Global Category Lead, Nike Sportswear from 2007 to 2008. Prior to joining Nike, Inc., Mr. Whyman held positions with both Reebok International Ltd. and Adidas Group.

Stanley P. Silverstein, 59, currently serves as the Company’s Executive Vice President — International Strategy and Business Development. From March 2005 until January 2006, Mr. Silverstein served as our Executive Vice President — Corporate Development. From March 2003 to March 2005, Mr. Silverstein served as our Senior Vice President — Corporate Development and served as our Chief Administrative Officer from December 2001 until January 2006. Mr. Silverstein served as the Company’s Vice President and General Counsel from December 1990 until February 2003 and as its Secretary from January 1987 until May 2003. In May 2004, Mr. Silverstein, without admitting or denying the findings, entered into a settlement with the Securities and Exchange Commission (“SEC”) pursuant to which the SEC found that Mr. Silverstein had willfully aided and abetted and caused certain violations by the Company of the federal securities laws and issued an administrative order requiring that Mr. Silverstein cease and desist from causing any violations and any future violations of such laws.

Frank Tworecke, 65, joined the Company as Group President — Sportswear Group in May 2004, and currently serves in the same role. From November 1999 to April 2004, Mr. Tworecke served at Bon-Ton Stores, a department store operator. While at Bon-Ton Stores, he served as President and Chief Operating Officer from June 2000 to April 2004 and as Vice Chairman from November 1999 to June 2000. Previously, he was President and Chief Operating Officer of Jos. A. Bank. Mr. Tworecke has also held senior management positions with other specialty and department store retailers including MGR, Inc., Rich’s Lazarus Goldsmith (now known as Macy’s), and John Wanamaker. In addition, Mr. Tworecke is a member of the Board of Advisors of Grafton-Fraser Inc., a private, Toronto-based men’s apparel retailer and a member of the Business Advisory Council of the Department of Applied Economics and Management at Cornell University.

Martha P. Olson, 56, currently serves as Group President — Intimate Apparel and Swimwear Group and is responsible for all aspects of our intimate apparel and swimwear brands including Calvin Klein Underwear and Swimwear, Warner’s, Olga, Body Nancy Ganz and Speedo. Ms. Olson joined the Company in 2004 as President — Core Brands and added responsibility for Calvin Klein Underwear in 2008. Prior to joining the Company, Ms. Olson worked for Edison Schools, Inc. from 2002 to 2004. Previously, she worked at Sara Lee Corporation from 1992 until 2001, Nestle USA from 1990 until 1992, and General Mills, Inc. from 1981 until 1990.

Dwight Meyer, 59, currently serves as the Company’s President — Global Sourcing, Distribution and Logistics. Mr. Meyer is responsible for all aspects of our worldwide sourcing, distribution and logistics operations. From April 2005 until March 2007, Mr. Meyer served as our President — Global Sourcing. Prior to joining the Company, Mr. Meyer served as Executive Vice President of Global Sourcing of Ann Taylor Stores Corporation, a specialty clothing retailer of women’s apparel, shoes and accessories, from 1996 until April 2005. Previously, he served as President and Chief Operating Officer of C.A.T. (a joint venture between AnnTaylor Stores Corporation and Cygne Design) and Vice President, Sourcing for the Abercrombie & Fitch division of M.A.S.T. Industries.

Elizabeth Wood, 50, currently serves as Executive Vice President — Human Resources. Ms. Wood joined the Company as Senior Vice President — Human Resources and served in that position from September 2005 until March 2011. From May 2002 to August 2005, Ms. Wood served as a consultant for The Breakthrough Group, a consulting company that focuses on executive and employee training and development. From May 1996 to February 2002, Ms. Wood served as the Executive Vice President of Human Resources of Brooks Brothers, Inc. Previously, Ms. Wood served as Corporate Human Resources Director of Marks and Spencer Group, plc. Ms. Wood serves on the Board of Directors of Volunteers of America — Greater New York.

Jay L. Dubiner, 48, currently serves as Executive Vice President, General Counsel and Corporate Secretary. Mr. Dubiner joined the Company in September 2008 as Senior Vice President, General Counsel and Corporate Secretary and served in that position until March 2012, when he assumed his current position. Prior to joining the Company, Mr. Dubiner served as Of Counsel for Paul, Hastings, Janofsky & Walker, LLP from April 2006 until August 2008. Previously, he held the position of Executive Vice President, Corporate Development & General Counsel for Martha Stewart Living Omnimedia, Inc. from February 2004 until January 2006. Prior to this, Mr. Dubiner provided legal and corporate development consulting services to clients primarily in the media industry. From February 2000 to March 2002, he served as Senior Vice President, Business Development & Strategic Planning for a division of The Universal Music Group. Mr. Dubiner was an associate in the corporate department of the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP from September 1993 to February 2000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that Messrs. Bell, Bowman, Goeltz, Perrin and Seeley and Mmes. Hopkins, Reardon and Turpin (comprising a majority of Warnaco’s Board of Directors) are independent Directors as defined in the NYSE listing standards.

The Board of Directors has adopted Corporate Governance Guidelines, a Code of Ethics for Principal Executive and Senior Financial Officers and an Employee Code of Business Conduct and Corporate Ethics Policy (“Code of Conduct”), all of which are posted, along with our Charter, By-Laws and Committee Charters, on the corporate governance page of our Internet website located at www.warnaco.com. Our website address is provided throughout this Proxy Statement as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement and is not incorporated by reference. Any amendment to, or waiver of, the Code of Ethics for Principal Executive and Senior Financial Officers will be disclosed on our website. We do not currently expect to make any such waivers.

The Board of Directors has an active role in the oversight of the Company’s risks. The Board and its Committees regularly review enterprise risks that are identified, assessed and managed by the Company. This allows the Board to ensure that it is aware of the likelihood, potential impact and mitigation of all risks in order to protect stockholder interests. In addition, the Company’s corporate governance structure includes separate positions for an independent, non-executive Chairman of the Board of Directors and a Chief Executive Officer. We believe that this structure reflects the highest corporate governance standards and that the division of these positions also provides enhanced protection of stockholders’ interests.

The Board of Directors held eight meetings in the fiscal year ended December 31, 2011 (“Fiscal 2011”). During Fiscal 2011, all of the Directors attended at least 75% of the meetings of the Board of Directors and the respective Committees of the Board of Directors of which they were a member. Warnaco strongly encourages, but does not require, members of the Board of Directors to attend annual stockholder meetings. Our Corporate Governance Guidelines provide that independent Directors will meet without management at regularly scheduled executive sessions at least quarterly, in conjunction with regularly scheduled Board meetings, and at such other times as they deem appropriate. The Non-Executive Chairman, Mr. Perrin, presides over the executive sessions of the Board of Directors.

The Board of Directors has adopted certain processes for receiving communications from all interested parties, including stockholders. Other than communications related to stockholder proposals, which shall be submitted to the Board of Directors following the procedures set forth under “Stockholder Proposals” below and, in the case of recommendations for Director candidates, the procedures set forth under “Nominating and Corporate Governance Committee” below, interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, any Committee of the Board of Directors or any Chairman of any such Committee) by mail or electronically. To communicate with the Board of Directors, any individual Director or any group or Committee of Directors, interested parties may address correspondence to the Board of Directors or any such individual Directors or group or Committee of Directors by either name or title. All such correspondence should be sent to us “c/o Corporate Secretary” at The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018. This contact information is also available on the corporate governance page of our Internet website at www.warnaco.com. On the corporate governance page, interested parties will find an on-line form that may be used for writing an electronic message to the Board of Directors, any individual Director, or any group or Committee of Directors. The website includes instructions for sending such messages. Interested parties may also communicate with such persons by sending an e-mail to board@warnaco.com. All communications received from interested parties will be opened by our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising or promotions of a product or service will be forwarded promptly to the addressees.

In Fiscal 2011, the Board of Directors had the following standing Committees: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Currently, the Directors serving on each Committee are as follows:

Audit	Nominating and Corporate Governance	Compensation
Richard Karl Goeltz, Chairman	David A. Bell, Chairman	Cheryl Nido Turpin, Chairman
Robert A. Bowman	Sheila A. Hopkins	David A. Bell
Charles R. Perrin	Charles R. Perrin	Robert A. Bowman
Nancy A. Reardon	Donald L. Seeley	Richard Karl Goeltz
Donald L. Seeley	Cheryl Nido Turpin	Sheila A. Hopkins
Charles R. Perrin
Nancy A. Reardon

Audit Committee

The Audit Committee, which met nine times in Fiscal 2011, is primarily responsible for: (i) monitoring the quality and integrity of Warnaco’s financial statements and related disclosure and systems of internal controls regarding risk management, finance and accounting; (ii) monitoring all material matters relating to Warnaco’s capital structure, financial policies, capital investments, and related matters; (iii) appointing and overseeing the independent auditors and approving in advance the independent auditors’ fee arrangements, other terms of service and scope of audit; (iv) monitoring the independent auditors’ qualifications and independence; (v) approving in advance any non-audit services to be provided by the independent auditors; (vi) in consultation with management, overseeing the appointment, compensation, performance, replacement, reassignment or dismissal of the principal internal auditor; (vii) reviewing the scope, planning and staffing of the proposed annual internal audit plan; (viii) providing an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors; (ix) monitoring Warnaco’s compliance with legal and regulatory requirements; (x) reviewing and approving related party transactions pursuant to Warnaco’s policy governing such transactions (which policy, adopted by the Audit Committee on March 6, 2007, codified Warnaco’s existing practices); (xi) monitoring the management and administration of Warnaco’s pension plan; and (xii) issuing the report required by the SEC to be included in Warnaco’s annual proxy statement.

In Fiscal 2011, the members of the Audit Committee were Mr. Bowman, Mr. Goeltz — Chairman, Mr. Perrin, Ms. Reardon and Mr. Seeley. Mr. Seeley served as the Chairman of the Audit Committee from May 15, 2007 until May 10, 2011. As part of its regular process for rotation of Committee Chairman, the Nominating and Corporate Governance Committee recommended, and the Board of Directors appointed, Mr. Goeltz as Chairman of the Audit Committee, effective May 11, 2011. Each member of the Audit Committee during Fiscal 2011 was, and each member currently is, an independent Director under the NYSE listing standards and qualified pursuant to the additional NYSE requirements for audit committee members, in each case, as determined by the Board of Directors. The Board of Directors has determined that Mr. Goeltz is an “audit committee financial expert” as that term is defined in the applicable SEC rules and in satisfaction of the applicable audit committee requirements of the NYSE listing standards; however, he is not an auditor or accountant for Warnaco, he does not perform field work and is not an employee of Warnaco. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as amended. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than that imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by Warnaco regarding accounting, internal accounting controls, misuse or inappropriate use of corporate assets or auditing matters or potential violations of law; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or potential violations of law. Such procedures are described in the Audit Committee’s written charter referred to below.

The Audit Committee operates under a written charter which is available on the corporate governance page of our Internet website located at www.warnaco.com. The Audit Committee reviews its charter annually and amends it from time to time, as necessary. In addition, the Audit Committee undertakes an annual self-evaluation of its practices and operations to ensure that all members of the Committee are satisfied with the manner in which the Audit Committee is executing its duties. The self-evaluation results are reviewed by our Nominating and Corporate Governance Committee and our Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which met six times in Fiscal 2011, has as its primary purposes: (i) assisting the Board of Directors by actively identifying individuals qualified to become Directors; (ii) recommending to the Board of Directors the Director nominees for election at annual meetings of stockholders; (iii) recommending to the Board of Directors nominees to serve on Committees of the Board of Directors and members of each Committee to serve as Chairman of that Committee; (iv) recommending to the Board of Directors compensation amounts (including cash and equity compensation) for Directors; (v) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of Directors of public companies; (vi) leading the Board of Directors, each Committee of the Board of Directors and management in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; (vii) overseeing compliance with our Code of Conduct;

(viii) developing, recommending to the Board of Directors and administering our Corporate Governance Guidelines; and (ix) reviewing and recommending to the Board of Directors guidelines and opportunities for providing ongoing education for Directors.

In Fiscal 2011, the members of the Nominating and Corporate Governance Committee were Mr. Bell — Chairman, Ms. Hopkins, Mr. Perrin, Mr. Seeley and Ms. Turpin. Each member of the Nominating and Corporate Governance Committee during Fiscal 2011 was, and each member currently is, an independent Director under the NYSE listing standards as determined by the Board of Directors.

The Nominating and Corporate Governance Committee has adopted a policy to generally ensure that the minimum qualifications for serving as a Director of Warnaco are that a nominee: (i) demonstrates, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of Warnaco; and (ii) is a person of the highest integrity and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines candidates’ specific experiences and skills in light of: (i) the needs of Warnaco and the Board of Directors; (ii) time availability in light of other commitments; (iii) potential conflicts of interest; and (iv) independence from management and Warnaco.

When the Board of Directors seeks to identify candidates to serve as Directors, the Nominating and Corporate Governance Committee engages executive search or consulting firms to assist in the process of identifying Director candidates. The Nominating and Corporate Governance Committee also will consider Director candidates recommended by stockholders. In order to have a candidate considered by the Nominating and Corporate Governance Committee, stockholders must submit the following information for each person the stockholder recommends:

(i) the name, age, business address and residential address of such person;

(ii) the principal occupation of such person; and

(iii) (a) the class or series and number of shares of stock of the Company which are owned by such person and any affiliates or associates of such person, (b) the name of each nominee holder of shares of all stock of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares, (c) whether and the extent to which any derivative positions are held by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Company and (d) whether any derivative, hedging or other transactions have been entered into by or on behalf of such nominee or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of the nominee.

Stockholders must also submit the following information as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made:

(i) the name and record address of such person;

(ii) (a) the class or series and number of shares of stock of the Company which are owned by such person and any affiliates or associates of such person, (b) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares, (c) whether and the extent to which any derivative positions are held by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Company and (d) whether any derivative, hedging or other transactions have been entered into by or on behalf of such stockholder or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of the stockholder;

(iii) a description of all agreements or understandings between such person, or any affiliates or associates of such person, and any proposed nominee, and any material interest of such person in such nomination; and

(iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in his or her notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

The stockholder recommendation and information described above must be sent to the Nominating and Corporate Governance Committee “c/o Corporate Secretary” at The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018. The Nominating and Corporate Governance Committee will accept recommendations of Director candidates throughout the year; however, in order for a recommended Director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. In the event that an upcoming annual meeting is called for a date that is not within 30 days before or after such anniversary date, the recommendation must be received no later than the close of business 10 days after the notice of the upcoming annual meeting was mailed, or such public disclosure of the date of the annual meeting was made, whichever first occurs. Information regarding the procedure for submitting stockholder nominations to the Board of Directors can also be found on the corporate governance page of our Internet website located at www.warnaco.com.

In considering all Board of Director candidates, the Nominating and Corporate Governance Committee will take into consideration the needs of Warnaco and the Board of Directors as well as the qualifications of the candidate. To ensure that the Board is comprised of Directors who provide innovation, creativity and strategic direction, the Nominating and Corporate Governance Committee considers diversity as a factor in the selection of Board candidates. The Nominating and Corporate Governance Committee approaches diversity broadly and takes into account candidates’ various professional and personal backgrounds, skill sets and business perspectives. The Board of Directors also benchmarks candidates to ensure that it is able to review a broad range of candidates that meet the criteria described herein. This focus on diversity of background and experience is designed to create a Board of Directors that functions at the highest level and is well-positioned to approach any challenges and opportunities that the Company may face. The Nominating and Corporate Governance Committee regularly evaluates the composition of the Board of Directors in light of the Company’s strategies, business focus and related factors.

Once a potential candidate has been identified by the Nominating and Corporate Governance Committee or recommended by a stockholder or independent third party executive search or consulting firm, the Committee may collect and review publicly available information regarding such potential candidate to assess whether he or she is eligible for further consideration. If the Nominating and Corporate Governance Committee should determine that a candidate warrants further consideration, the Chairman or another member of the Committee will contact the candidate directly to make him or her aware of the potential candidacy. Generally, if the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee will request further information from the candidate in order to review his or her accomplishments and qualifications and will conduct one or more interviews with the candidate. The Nominating and Corporate Governance Committee may also review a potential candidate’s qualifications as compared to the qualifications of other candidates that may be under consideration. In certain instances, Nominating and Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that have first-hand knowledge of the candidate’s accomplishments to assist in the evaluation process. The Committee’s evaluation process shall not vary based on whether a candidate is recommended by a stockholder, although, as stated above, the Committee may take into consideration the number of shares held by a recommending stockholder and the length of time such shares have been held.

The Nominating and Corporate Governance Committee operates under a written charter which is available on the corporate governance page of our Internet website located at www.warnaco.com. The Nominating and Corporate Governance Committee reviews its charter at least annually and amends it from time to time as necessary. In Fiscal 2011, the Nominating and Corporate Governance Committee amended its charter to clarify its objectives with respect to Director resignation policies and Director education. In addition, the Nominating and Corporate Governance Committee undertakes an annual self-evaluation of its practices and operations to ensure that all members of the Committee are satisfied with the process and manner in which the Committee is executing its duties. The self-evaluation results are reviewed by our Board of Directors.

As noted herein, the Nominating and Corporate Governance Committee is also advised by Towers Watson from time to time with respect to the Company’s Non-Executive Chairman and Director compensation and regarding corporate governance best practices.

Compensation Committee

The primary purpose of Warnaco’s Compensation Committee, which met seven times in Fiscal 2011, is to discharge the responsibilities of the Board of Directors relating to all compensation, including equity compensation, of Warnaco’s executive officers. The Compensation Committee also oversees Warnaco’s broad-based benefit programs. The Compensation Committee has overall responsibility for evaluating and making recommendations to the Board of Directors regarding (i) the performance and compensation of Warnaco’s Chief Executive Officer and other executive officers and (ii) Warnaco’s equity-based and incentive compensation plans, policies and programs. In addition, the Compensation Committee undertakes a regular review of Warnaco’s executive compensation philosophy. Through this review process, combined with evaluation of the practices of our industry peers and consultation with outside consultants, the Compensation Committee manages our executive compensation practices. The Compensation Committee retains discretion over compensation decisions in order that it may regularly monitor pay against performance and determine how to compensate appropriately to encourage and reward performance. The Compensation Committee meets regularly in private executive session with Towers Watson (see “Compensation Consultant” below for additional information) to discuss executive compensation matters.

In addition, the Compensation Committee undertakes an annual self-evaluation of its practices and operations to ensure that all members of the Committee are satisfied with the manner in which the Committee is executing its duties. The self-evaluation results are reviewed by our Nominating and Corporate Governance Committee and our Board of Directors.

In Fiscal 2011, the members of the Compensation Committee were Mr. Bell, Mr. Bowman, Mr. Goeltz, Ms. Hopkins, Mr. Perrin, Ms. Reardon and Ms. Turpin — Chairman. Each member of the Compensation Committee during Fiscal 2011 was, and each member currently is, an independent Director under the NYSE listing standards as determined by the Board of Directors.

The Compensation Committee operates under a written charter which is available on the corporate governance page of our Internet website located at www.warnaco.com. The Compensation Committee reviews its charter annually and amends it as necessary.

Compensation Consultant

Beginning in 2004, the Compensation Committee retained Towers Watson (formerly known as Towers Perrin) as its independent compensation consultant to advise the Compensation Committee on all matters related to best practices with respect to executive compensation, general compensation programs and other compensation and benefits-related matters. Other than the services described below (all of which have been reviewed and approved by the Compensation Committee), Towers Watson and its affiliates provide no other services to, and are not otherwise affiliated with, Warnaco.

Representatives of Towers Watson assist the Compensation Committee in selecting an appropriate peer group and in analyzing the peer group’s pay practices. Our Compensation Committee considers this information in determining the compensation of our executive officers. As part of its engagement, Towers Watson regularly provides guidance relating to our overall compensation practices, in addition to advice regarding best practices in the industry and broader marketplace.

Towers Watson also advises our Nominating and Corporate Governance Committee with respect to Director compensation, including annual compensation, meeting fees and equity awards and corporate governance best practices. Additionally, management may from time to time utilize Towers Watson’s proxy data and other information services. This use is limited in nature and is subject to review and approval by the Compensation Committee, in its sole discretion. In 2011, the Company did not pay fees to Towers Watson or any of its affiliated companies of over $120,000 for other services.

Our relationship with Towers Watson continues in 2012.

Compensation Committee Interlocks and Insider Participation

None.

Certain Relationships and Related Person Transactions

We have adopted a written Policy and Procedures with respect to Related Person Transactions (available on the corporate governance page of our Internet website located at www.warnaco.com) relating to the review, approval and ratification of related person transactions, including transactions that are disclosable under SEC Regulation S-K, Item 404(a). Generally, our policy requires that our Audit Committee review and approve transactions involving more than $120,000 in which Warnaco is a participant and in which any of the following persons has a direct or indirect material interest: any of our Directors (or nominees) or executive officers or any person known to be the beneficial owner of more than 5% of our voting securities, any immediate family member of, or any person sharing a household with, any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Prior to the consummation of any transaction with a related person (regardless of the dollar amount involved), full disclosure of all facts and circumstances of such transaction must be made to our legal department. The legal department then determines whether such transaction or arrangement requires the approval of the Audit Committee. If appropriate, the transaction is submitted to the Audit Committee for consideration at the next Audit Committee meeting or, in those instances where the legal department, in consultation with the Chief Executive Officer or Chief Financial Officer, determines it is not practicable or desirable to wait until the next meeting, to the Chairman of the Audit Committee (who possesses delegated authority to act between Audit Committee meetings with regard to these matters).

The Audit Committee (or Chairman, as applicable) will approve only those related person transactions that are in, or not inconsistent with, the best interests of Warnaco and its stockholders. Our written policies also include similar procedures relating to the review and ratification of any related person transaction not previously approved pursuant to the policy, and procedures for identifying related persons.

There were no transactions since the beginning of our last fiscal year, and there are no currently proposed transactions, required to be disclosed under SEC Regulation S-K, Item 404(a).

DIRECTOR COMPENSATION

Compensation of our independent Directors is structured to provide pay commensurate with the work required of them and to align independent Directors’ goals with those of stockholders. In addition, independent Director compensation is evaluated annually to ensure consistency with the Company’s goal of attracting well-qualified Directors, peer company practices, as well as the broader marketplace.

Fiscal 2011 Director Compensation

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved the following Fiscal 2011 compensation for our independent Directors (other than our Non-Executive Chairman, whose compensation is described separately below): (i) $55,000 in cash; (ii) Common Stock issued under the 2005 Stock Incentive Plan with a value of $95,000; and (iii) fees of $1,200 per day for attendance at meetings of the Board’s Committees. The Company does not pay fees for attendance at meetings of the Board of Directors.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved the following Fiscal 2011 compensation for our Non-Executive Chairman — Charles R. Perrin: (i) $210,000 in cash and (ii) Common Stock issued under the 2005 Stock Incentive Plan with a value of $125,000. The Non-Executive Chairman did not receive fees for attendance at meetings of the Board of Directors or its Committees or Committee Chairman fees.

In addition, in Fiscal 2011, the Chairmen of the Audit and Compensation Committees each were paid additional fees of $15,000 and the Chairman of the Nominating and Corporate Governance Committee was paid an additional fee of $10,000. In Fiscal 2011, Mr. Seeley served as Chairman of the Audit Committee until May 10, 2011 and Mr. Goeltz assumed the role of Chairman of the Audit Committee on May 11, 2011 and continues to serve in this position. Ms. Turpin served as Chairman of the Compensation Committee and Mr. Bell served as Chairman of the Nominating and Corporate Governance Committee. Both Ms. Turpin and Mr. Bell continue to serve in their respective positions. The Committee Chairman fees noted herein were not increased from the fees that the Nominating and Corporate Governance Committee recommended and the Board of Directors approved in 2010.

Directors were also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its Committees.

It is our policy that no additional remuneration is paid to employees who serve as Directors of Warnaco.

In December 2006, the Nominating and Corporate Governance Committee approved The Warnaco Group, Inc. Non-Employee Directors Deferred Compensation Plan (the “Directors Deferred Compensation Plan”) for our independent Directors effective beginning in 2007. The Directors Deferred Compensation Plan provides for an annual elective deferral of cash and/or stock retainer and/or meeting fees into an unfunded individual account, the performance of which is linked to investment options selected by each participant. The Directors Deferred Compensation Plan continues to be in effect.

Director Compensation Table

The following table discloses compensation earned by or paid to our independent Directors with respect to Fiscal 2011:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (a)		Total ($)
Charles R. Perrin	$210,000		$124,952	(b)	$334,952
Robert A. Bowman	$68,200		$94,966		$163,166
David A. Bell	$80,600		$94,966		$175,566
Richard Karl Goeltz	$84,775	(b)	$94,966	(b)	$179,741
Sheila A. Hopkins	$70,600	(b)	$94,966	(b)	$165,566
Nancy A. Reardon	$76,600	(b)	$94,966	(b)	$171,566
Donald L. Seeley	$81,025		$94,966		$175,991
Cheryl Nido Turpin	$85,600	(c)	$94,966	(b)	$180,566

(a)

The amounts shown are the grant date fair value calculated in accordance with FASB ASC topic 718, excluding the offset of estimated forfeitures. The assumptions used are described on pages F-12, F-13 and F-14 of our Annual Report on Form 10-K filed with the SEC on February 29, 2012.

(b)	The value shown above has been deferred until the Director ceases to serve as a Director of Warnaco, pursuant to the Director’s election under the Directors Deferred Compensation Plan.

(c)

$55,000 of this amount has been deferred until the Director ceases to serve as a Director of Warnaco, pursuant to the Director’s election under the Directors Deferred Compensation Plan. The remaining $30,600 was paid in cash.

2012 Director Compensation

In January 2012, as part of its regular annual calendar, the Nominating and Corporate Governance Committee evaluated and proposed Director and Non-Executive Chairman compensation for 2012. At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved the following compensation for our independent Directors (other than our Non-Executive Chairman, whose compensation is described separately below), which represents an increase in both the cash and equity components of the compensation package: (i) $62,500 in cash; (ii) Common Stock issued under the 2005 Stock Incentive Plan with a value of $102,500; and (iii) fees of $1,200 per day for attendance at meetings of the Board’s Committees. The Company does not pay fees for attendance at meetings of the Board of Directors.

At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors did not alter the compensation of our Non-Executive Chairman. Therefore, the Fiscal 2011 compensation arrangements described above for Mr. Perrin remain in effect for 2012.

At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors did not alter the fees to be paid to the Chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. As noted above, in 2012 Mr. Goeltz continues to serve as Chairman of the Audit Committee, Ms. Turpin continues to serve as Chairman of the Compensation Committee and Mr. Bell continues to serve as Chairman of the Nominating and Corporate Governance Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation philosophy is designed to (i) align Warnaco’s and its associates’ goals with stockholder and other stakeholder interests; (ii) attract, retain and motivate world-class talent; (iii) ensure that pay is competitively positioned within our pre-determined peer group and the marketplace; (iv) reward superior performance and limit rewards for performance below targets; and (v) promote achievement of the Company’s annual goals and long-term strategic objectives. Our 2011 compensation packages reflect this philosophy and its principles.

In 2011, Warnaco had another successful year. We delivered a solid performance and continued to execute on our key strategic initiatives of optimizing our Calvin Klein business, expanding our global reach, building our direct to consumer platform and improving the profitability of our heritage brands. Specifically, we increased net revenues 9.5% from 2010, with net revenues growing 12% in our overall Calvin Klein business, 17% in our international business and 28% in our direct-to-consumer business. Our earnings per share increased 11% from 2010.

As in past years, compensation of our Named Executive Officers (as defined on page 28 of this Proxy Statement) was consistent with our compensation philosophy and reflected our strong financial performance, the overall contributions of the executive team and rewarded those who contributed to the long-term shareholder value of the Company. Because our earnings per share results were slightly below our stated earnings guidance for 2011 and the Compensation Committee determined that the results also did not qualitatively meet our target, the Compensation Committee exercised its negative discretion to reduce the total short-term incentive compensation award pool to 74% of the pre-established target. Each of our Named Executive Officers therefore received a short-term incentive compensation award for 2011 equal to 74% of the pre-established target. Base salaries paid to certain of our Named Executive Officers in 2011 reflected organizational changes in our senior management team described below. Long-term incentive awards were made in the form of restricted stock, time-vested options and performance shares, all of which were awarded in accordance with the Company’s prior practices.

In connection with our 2011 Annual Meeting of Stockholders held on May 11, 2011, we received 96.14% approval on our executive compensation, or “say-on-pay” vote from stockholders for our Named Executive Officers’ compensation. Because we believe these results demonstrate an endorsement of our compensation practices and alignment with our stockholders’ interests, we have not significantly altered our compensation practices this year.

In 2010, our Board of Directors undertook a rigorous succession planning process in light of the impending retirement of Joe Gromek, our former President and Chief Executive Officer. The Board identified Helen McCluskey, who was then an executive officer and an operating unit president, as a potential internal candidate for the CEO position and then evaluated and benchmarked Ms. McCluskey’s performance and skill set against external candidates to ensure that she was the most qualified candidate for the position. Following its identification of Ms. McCluskey as a top candidate for the CEO position, the Board of Directors promoted Ms. McCluskey to the position of Chief Operating Officer in 2010. Ms. McCluskey’s responsibilities as Chief Operating Officer included oversight of the Company’s global operating units as well as its supply chain functions. In December 2011, based upon Ms. McCluskey’s performance as Chief Operating Officer and other past performance with the Company, we announced that Ms. McCluskey would become President and Chief Executive Officer on February 1, 2012, upon Mr. Gromek’s retirement. In connection with the Board of Directors decision to elevate Ms. McCluskey to President and CEO, the Compensation Committee also conducted a detailed analysis in order to determine her compensation.

Overview and Business Goals

In order to ensure the Company’s success and create long-term returns for stockholders, we have established the following long-term strategic initiatives:

•	Maximize opportunities in our Calvin Klein businesses;

•	Expand our international reach;

•	Grow our direct to consumer platform; and

•	Manage our heritage businesses for profitability.

To realize our corporate goals and strategic initiatives, we rely upon the contributions of all of our associates worldwide. In 2011, we continued our focus on building a corporate culture that recognizes the collective contributions of all employees, appreciates personal contributions to superior products and performance, promotes the values of diversity and respect in the workplace and encourages and rewards teamwork, collaboration and innovation.

We have identified key priorities that we believe will facilitate our execution of the strategic initiatives noted above. Specifically, we are refocusing our business on our consumer and refining our organization to reach the full potential of our business strategies, brands and products. To this end, in early 2012 Ms. McCluskey created two new executive officer positions — Chief Merchandising Officer and Chief Commercial Officer — to establish the Company’s creative and commercial centers of excellence and to more efficiently support our business. We also expect that these changes will allow us to explore new opportunities to meet the needs of our customers and, in turn, drive improvement in stockholder returns.

Compensation Philosophy and Supporting Objectives

Our compensation philosophy is designed to support our business mission, strategic objectives and corporate culture. As summarized above, the core tenets of the compensation philosophy are to:

•	Promote achievement of the Company’s annual goals and long-term strategic objectives;

•	Align the Company’s and its associates’ goals with stockholder and other stakeholder interests;

•	Attract and retain world-class talent;

•	Pay competitively compared with our pre-determined peer group and the marketplace; and

•	Reward superior performance and limit rewards for performance below targets.

These tenets form the framework for the Compensation Committee and management to evaluate existing compensation programs for all of our associates and implement new ones, from time to time. The Compensation Committee assesses and adjusts the components of the philosophy, as necessary, to ensure that our compensation programs meet changing economic, business and competitive conditions and continue to be aligned with our compensation philosophy and stockholder interests. The Compensation Committee has a rigorous annual process that allows ample time to review the underlying philosophy and design of its programs, assess corporate and individual performance and evaluate the actual compensation proposals for individual executives. In addition, as part of our Board of Directors’ and management teams’ continued focus on enterprise risk management, the Compensation Committee regularly reviews and analyzes risks associated with global compensation programs as discussed in more detail under “Compensation Programs and Risk” on page 26 below.

The following supporting principles apply to our Named Executive Officers and all senior level employees:

•	Tie executive compensation primarily to achievement of our overall financial and strategic objectives;

•	Provide compensation packages that are competitive with the marketplace and reflect job scope and responsibility;

•	Structure a pay mix that is more weighted toward variable pay, especially as an executive’s level of responsibility increases;

•	Pay for performance with respect to targets that are aggressive, but achievable without excessive risk-taking;

•	Emphasize team accountability by structuring certain incentive awards that are primarily based on the results of Warnaco and each of our business units;

•	Evaluate an individual’s own performance and contribution;

•	Determine incentive payment awards based on a pre-determined quantitative framework and a rigorous review of the quality of results;

•	Apply compensation philosophy globally, with adjustments to recognize local legal requirements and standards of practice.

Named Executive Officer Compensation

In compensating Named Executive Officers, the Compensation Committee considers factors relating to each Named Executive Officer’s individual position and performance, including professional history and experience, relevant skill set, scope of duties, and achievement of financial goals and strategic and tactical objectives. The same principles apply generally to how we compensate all of our senior level executives, as well. In addition, the Compensation Committee evaluates each Named Executive Officer’s contribution to his or her business unit (where appropriate) and Warnaco generally, including performance relative to our peer group companies and the overall marketplace. Furthermore, the Compensation Committee takes into account other quantitative or qualitative measures of performance, as appropriate, including, the evaluation of the Chief Executive Officer by the Board of Directors and, with respect to our other Named Executive Officers, performance evaluations and compensation recommendations submitted by the Chief Executive Officer. The Compensation Committee also considers the effect of certain external factors including, but not limited to, overall market conditions and retention risk. Total compensation packages as well as each element of compensation (i.e., base salary, short-term incentives, long-term incentives and benefits and perquisites) are intended to provide a competitive compensation package as compared to similarly-situated executives at the peer group companies.

Throughout our fiscal year, the Compensation Committee follows a pre-established process to evaluate and set compensation levels for the Chief Executive Officer and other Named Executive Officers. This same process applies generally to other senior level executives as well. Specifically, the Compensation Committee regularly reviews:

•

The annual establishment of financial, strategic, operational and qualitative goals for our business as well as our Chief Executive Officer’s and other Named Executive Officers’ ongoing performance against those goals;

•	Performance against our annual budget and operating plan, as approved by the Board of Directors;

•	Overall financial results, both independently and as compared to the results of our peer companies;

•	Assessment of our Chief Executive Officer’s and other Named Executive Officers’ performance;

•	The composition of the peer group of companies used for benchmarking executive compensation; and

•	Our Chief Executive Officer’s and other Named Executive Officers’ competitive compensation positioning compared to peer companies and the marketplace.

The process described above forms the basis for the Compensation Committee’s decisions regarding executive compensation, which are made annually before the end of our first fiscal quarter. Once the Compensation Committee makes executive compensation decisions for a given fiscal year, it begins the process of reviewing and evaluating the factors noted above for the subsequent year.

Competitive Market for Talent

To succeed, we must attract, retain and motivate a top quality and experienced team of executive officers and associates. Our compensation packages must be competitive with those of our peer group companies. We believe that the longevity and performance of our executive team demonstrates that we are meeting our goals in this regard.

With assistance from Towers Watson, our compensation consultant (whose role in our compensation process is more fully described on pages 12 to 13 of this Proxy Statement), the Compensation Committee applies the following criteria to establish our peer group:

(i) has revenue of at least approximately 50% of Warnaco;

(ii) is primarily an apparel retailer or wholesaler that designs and develops its own product;

(iii) is not primarily focused on footwear or children’s wear;

(iv) is headquartered in the United States1; and

(v) satisfies other criteria deemed important by the Compensation Committee.

We review the peer group regularly in order to ensure that all of the above criteria continue to be met. We have determined that our current peer group of companies2 is:

Abercrombie & Fitch	Express
Aeropostale	Guess?
American Eagle Outfitters	Hanesbrand
AnnTaylor Stores	The Jones Group Inc.
Charming Shoppes	Liz Claiborne Inc.
Chico’s FAS	Phillips-Van Heusen
Coach Inc.	Polo Ralph Lauren
Columbia Sportswear	Quicksilver
Ascena Retail Group	VF Corp.

In the event revenue of a peer company exceeds two times that of Warnaco (i.e., Polo Ralph Lauren and VF Corp.), the relative size of the company is taken into consideration when reviewing its data.

The Compensation Committee also relies in part on additional pay practice and competitive data, in particular with regard to individuals who may be recruited from outside the apparel industry, which is provided by Towers Watson from time to time as necessary.

1 As the Company has become more international, we have reviewed the possibility of including non-U.S. based companies in the peer group. However, we have found that it is difficult to make a clear comparison of total compensation between U.S.-based and non-U.S.-based companies due to differences in local norms, foreign exchange fluctuations, tax regimes and availability of compensation data. Though we do not include non-U.S.-based companies in the peer group at this time, international compensation data may be used to provide context for our key hires, executive compensation programs and international relocation packages, as appropriate.

2 The Compensation Committee reviewed the peer group in 2011 and eliminated J. Crew Group, Inc. due to its acquisition by two private equity firms and delisting from the New York Stock Exchange and The Talbots Inc. due to its decline in market capitalization.

Compensation Components

We pay Named Executive Officers in the form of base salary, annual or short-term incentives and long-term incentives. Base salary is increased with additional job responsibility and is not meant to be the primary compensation method to reward performance. Short-term incentives are awarded in the form of annual bonuses based on our achievement of pre-determined earnings per share targets. Individual short-term awards are discretionary. These awards are intended to be our primary vehicle for short-term incentive compensation. In certain circumstances, incentive compensation may also be granted in the form of discretionary bonus awards granted outside the WICP (as defined on page 21 of this Proxy Statement). Awards granted under the WICP are intended to be eligible for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”), as discussed below under “Limitations on Deductibility of Executive Compensation.” All Named Executive Officers have short-term incentive opportunities that are based on a percentage of base salary. Based on the Company’s earnings per share performance for the previous year (as measured against a pre-determined target), the Compensation Committee approves a pool for payment of such bonuses to Named Executive Officers and all other participants in the short-term incentive plan. The Compensation Committee reviews the quality of our performance, our achievement of overall strategic objectives and other qualitative factors and can adjust the bonus pool accordingly. We provide long-term incentives in the form of restricted stock, stock options and performance shares, which we believe align our Named Executive Officers’ goals more closely with those of our stockholders’ and stakeholders’ and encourages achievement of our long-term goals.

We believe that the combination of base salary, short-term incentives, long-term incentives and benefits and perquisites should be increasingly weighted toward variable compensation as the amount of a Named Executive Officer’s or other senior level executive’s total responsibility increases.

Components of Overall Compensation

The chart below summarizes each component of compensation as a targeted approximate percentage of overall compensation for our Chief Executive Officer, our other Named Executive Officers and all of our other senior level executives in 2011:

Position	Base Salary	Short- Term Incentives	Total Cash	Long- Term Incentives (Equity)
President & CEO	20%	30%	50%	50%
Chief Operating Officer	26%	26%	52%	48%
Other Named Executive Officers	34%	29%	64%	36%

The components of our executive compensation program are more specifically described below:

Base Salary

We provide base salaries that are intended to be competitive with those offered to comparable executives at our peer companies. Competitive base salaries are essential to our ability to attract and retain critical executives from both within and outside of the apparel industry. To this end, base salaries are reviewed annually for competitive benchmarking. Base salaries are not intended to be the primary method of rewarding performance for Named Executive Officers and they are not necessarily increased every year.

Short-term Incentive Compensation

We provide annual incentive compensation to reward Named Executive Officers for meeting annual financial and strategic goals. Following the Board of Directors’ annual review of our operating plan, the Compensation Committee approves specific and measurable financial, operational and strategic goals for the

Named Executive Officers in order to determine annual incentive compensation awards under the Warnaco Incentive Compensation Plan (the “WICP”). At the beginning of each fiscal year, the Compensation Committee establishes a target incentive compensation award that is (i) a percentage of base salary for Named Executive Officers and other participating employees; (ii) competitive with our peer group; and (iii) linked to the overall target performance of the Company and/or one or more of our operating divisions, on a percentage basis, depending upon the individual’s duties and responsibilities. During the year, the Compensation Committee regularly reviews and monitors our progress in achieving these goals. Following the end of the applicable fiscal year, the Compensation Committee assesses the achievement of these goals based on the Company’s audited annual financial results and reviews certain qualitative factors based on the Committee members’ frequent interactions with the Named Executive Officers in order to determine the amounts to be paid to the Named Executive Officers as incentive compensation awards for that fiscal year.

Long-Term Incentive Awards

Long-term incentives in the form of equity awards are a critical component of executive compensation. They are designed to create strong links between the interests of our Named Executive Officers and stockholders and other stakeholders. The primary purposes of providing our equity awards are to:

•	Focus Named Executive Officers on attainment of long-term business goals to drive stockholder value;

•	Reward Named Executive Officers for superior Warnaco performance;

•	Provide an important component of the overall competitive compensation package; and

•	Act as a retention incentive.

The mix of awards granted as either restricted stock, options and/or performance shares is designed to balance the retention power of restricted stock with the leverage inherent in stock options and performance shares. Restricted stock vests at the end of three years and stock options vest ratably over a three-year period and each option grant remains exercisable for 10 years from the date of grant (assuming continued employment). This vesting results in a significant amount of restricted shares and options at risk of forfeiture at any time and assist with our retention goals. The 10-year term of the options provides Named Executive Officers an incentive to work towards our long-term goals and to drive initiatives that will enhance stock price performance. To make restricted stock awards a more effective retention tool and to better align Named Executive Officers’ and stockholders’ interests, beginning in 2009 the Compensation Committee determined that vesting of restricted stock shall occur at the end of the three-year vesting period, rather than ratably over that period.

While we previously provided equity awards in the form of time-vested restricted stock and time-vested stock options only, beginning in 2010 we adjusted our compensation packages to provide annual equity awards to all Named Executive Officers in the form of (i) time-vested restricted stock; (ii) performance shares (i.e., performance-vested restricted shares) and (iii) time-vested stock options. Stock options are granted with an exercise price equal to the fair market value of the underlying Warnaco stock as of the date of grant. Performance shares are granted under our Performance Share Plan and have a three-year performance period. Participants may earn 0% to 150% of granted “target” shares as determined by our Compensation Committee, with the recommendation of management, and based on our performance against pre-established annual metrics. Because the actual number of shares granted may increase or decrease based on the Company’s performance over the three-year performance period, we believe including performance shares as a component of the equity package further aligns our executives’ and our stockholders’ interests in maximizing value.

Potential performance share grants are analyzed at the end of each three-year cycle using three possible formulas: (i) three-year cumulative earnings per share, (ii) annual partial banking and (iii) relative total shareholder return. Grants are awarded at the end of each three-year cycle based on the formula which yields the largest number of shares for each participant. The annual partial banking formula is based on use of an annual earnings per share formula to “bank” each year up to 25% of the target shares awarded as part of the three-year plan. In March 2012, the Compensation Committee determined that Warnaco had attained 98% of its pre-established annual earnings per share target for 2011 and, therefore, determined that each participant had “banked” 23% of his or her respective awards for (i) the 2010 to 2012 performance period and (ii) the 2011 to 2013 performance period. Factoring in the 25% each participant “banked” due to Warnaco attaining its 2010 annual earnings per share target, participant awards for the 2010 to 2012 performance period cannot be less than 48% of target. Similarly, participant awards for the 2011 to 2013 performance period cannot be less than 23% of target. At the end of each three-year performance cycle, the number of shares each participant received under the partial banking formula will be compared to the number of shares each participant would have received under the other two formulas and such participant will receive the largest number of shares from among the three formulas.

Benefits and Perquisites

We provide certain benefits and perquisites to our Named Executive Officers to meet competitive norms. These benefits and perquisites typically focus on insurance coverage and automobile services and allowances. All special benefit and perquisite amounts to Named Executive Officers are disclosed in a footnote to the Summary Compensation Table. Additionally, Named Executive Officers are eligible to participate in (i) Warnaco-sponsored retirement plans available to all of our employees; (ii) contractual supplemental award arrangements as described below under “Post-Termination Compensation”; and (iii) The Warnaco Group, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which provides select U.S.-based employees who participate in the WICP and earn $180,000 per year or more with the option to defer all or a portion of base salary and bonus into an unfunded individual account, the performance of which is linked to investment options selected by each participant.

Tax Assistance or “Gross-Ups”

Because we believe that executives should personally address their individual tax obligations associated with their benefits, in 2009 the Compensation Committee eliminated the provision of tax assistance or “gross-ups” related to all forms of perquisites available to our Named Executive Officers.

2011 Compensation

In March 2011, the Compensation Committee approved 2011 base salaries, target incentive compensation awards and equity grants for Named Executive Officers. Base salaries reflected the increase discussed on page 20 above. Base salary increases to Named Executive Officers salaries from 2010 ranged from 3.1% to 4.3%, respectively, with the exception of Ms. McCluskey. Ms. McCluskey’s 2011 base salary increased 7.1% from her 2010 base salary in connection with her appointment to the position of Chief Operating Officer and the additional responsibilities of that position, as described above. The performance threshold for determination of short-term incentive awards was achievement of earnings per share of $3.55, which was equal to approximately 90% of the earnings guidance for earnings per diluted share from continuing operations, on an as-adjusted basis excluding restructuring expenses (as disclosed in our February 28, 2011 earnings press release). In connection with his responsibilities for executing our strategic goals, Mr. Gromek’s short-term incentive award target was set at 150% of base salary, with a maximum achievement opportunity of 200% of target. In addition, Mr. Gromek’s long-term incentive award, which includes time-vested restricted shares, performance shares and stock options, was set at 100% of target cash compensation. Ms. McCluskey’s short-term incentive award target was set at 100% of base salary, with a maximum achievement opportunity of 200% of target, also reflective of her assumption of the Chief Operating Officer position and her responsibility for oversight of all the operating functions of the Company. In addition, Ms. McCluskey’s long-term incentive award was set at 90% of target cash compensation. All of the other Named Executive Officers’ short-term incentive award targets were set at 85% of base salary, with a maximum achievement opportunity of 200% of target. In addition, all of the other Named Executive Officers’ long-term incentive awards were set at 57% of target cash compensation. Achievement of the performance target did not guarantee that a Named Executive Officer would receive his or her target short-term incentive award, as the Compensation Committee retains “downward discretion” to reduce any such award, as described in “Incentive Compensation” above. All components of compensation awarded to Named Executive Officers in 2011 were consistent with the Compensation Committee’s philosophy and its prior practices.

The 2011 base salaries, target incentive compensation awards and equity grants for Named Executive Officers are specifically set forth in the Summary Compensation Table on page 28 below.

2012 Compensation

In March 2012, the Compensation Committee approved 2012 base salaries, target incentive compensation awards and equity grants for Named Executive Officers. The Compensation Committee did not approve base salary increases for any of our Named Executive Officers, other than Ms. McCluskey who received an 11% increase in connection with the Board of Director’s evaluation of her performance, her appointment as President and CEO and based on our review of 2012 market positioning for CEOs. In accordance with our compensation principles, we determined that no other base salary increases for Named Executive Officers in 2012 were warranted. For 2012, the performance threshold for determination of short-term incentive awards is achievement of earnings per share of $4.00, which is equal to approximately 90% of the earnings guidance for earnings per diluted share from continuing operations, on an as-adjusted basis excluding restructuring expenses (as disclosed in our February 28, 2012 earnings press release). Ms. McCluskey’s short-term incentive award target was set at 110% of base salary, with a maximum achievement opportunity of 200% of target and is reflective of her assumption of the Chief Executive Officer position and her responsibility for oversight of all the operating functions of the Company. In addition, Ms. McCluskey’s long-term incentive award, which includes time-vested restricted shares, performance shares and stock options, was set at 130% of target cash compensation. All of the other Named Executive Officers’ short-term incentive award targets and long-term incentive award targets were maintained at 2011 levels. Once again, all components of compensation awarded to Named Executive Officers in 2012 were consistent with the Compensation Committee’s philosophy and its prior practices.

The 2012 base salaries and equity grants for our 2011 Named Executive Officers* are as follows:

Named Executive Officer	2012 Base Salary	Equity Grant
Helen McCluskey	$1,000,000	36,694 options; 16,095 restricted shares; 16,095 performance shares
Lawrence R. Rutkowski	$650,000	10,134 options; 4,445 restricted shares; 4,445 performance shares
Frank Tworecke	$825,000	None granted
Dwight Meyer	$720,000	10,205 options; 4,476 restricted shares; 4,476 performance shares

*	Mr. Gromek is not included due to his retirement from the Company, as previously noted.

Equity Grant Practices and Equity Ownership and Retention Policy

Equity Grant Practices

We generally grant equity to Named Executive Officers and other senior level executives at the Compensation Committee meeting following the release of the prior year’s annual financial results (or on the date of the annual stockholder meeting, when stock grants are made contingent upon stockholder action). Stock options have an exercise price equal to the closing price of the common shares on the date of grant. Interim grants may also be made upon the hire or promotion of new executive officers, with stock options granted at these times having an exercise price equal to the closing price on the date of hire or promotion.

In 2012, annual equity grants were made at the March 6, 2012 Compensation Committee meeting, following the February 28, 2012 announcement of our 2011 financial results.

Under the terms of its Equity Grant Policy, the Compensation Committee has delegated authority to the Chairman of the Compensation Committee and CEO to approve equity grants in certain instances relating to hire or promotion awards to employees who are not executive officers and to the CEO and Executive Vice President, Human Resources, to approve grants to individuals earning a base salary below $400,000. However, the Compensation Committee oversees all grants and has established guidelines related to the processes described above. Any grants that may be approved by the Chief Executive Officer and the Executive Vice President, Human Resources, are specifically disclosed to the Compensation Committee at the next Compensation Committee meeting to be held following the date of the grant.

Equity Ownership and Retention Policy

In order to further align our interests with those of our stockholders, we have an Equity Ownership and Retention Policy for Directors and Senior Management (the “Equity Ownership and Retention Policy”), to which our Directors, all of our executive officers (including the Named Executive Officers) and certain other of our senior level executives are subject. The Equity Ownership and Retention Policy provides that on and after the fifth anniversary of his or her appointment as an executive officer or Non-Executive Director, each participant shall hold equity with a value equal to the following targets:

•	Chief Executive Officer — five times base salary;

•	All other executive officers (including the Named Executive Officers) — three times base salary; and

•	Directors — five times annual retainer.

In May 2010, in an effort to further align employees’ and stockholders’ interests, we amended our Equity Ownership and Retention Policy to apply to an additional group of senior level executives. These executives also participate in our Performance Share Plan, therefore the additional participation in the Equity Ownership and Retention Policy provides another level of consistency in the compensation practices applicable to these employees and serves to further align their interests with those of our executive officers and stockholders. These participants have a target equity ownership level of equity having a value equal to one and a half times base salary, which generally must be met by the later of (i) the fifth anniversary of the applicability of the policy to such participant or (ii) May 11, 2016 (the fifth anniversary of the effective date of the amended policy).

For purposes of calculating ownership levels under the Equity Ownership and Retention Policy, ownership includes the: (i) value of Company-granted restricted stock upon which restrictions have lapsed; (ii) value of Common Stock purchased on the open market; (iii) value of shares of Common Stock acquired pursuant to the exercise of stock options; and (iv) share value equivalent of gains on vested unexercised stock options. Value is defined as the greater of the then current fair market value of such shares held of record by a participant or the value of such shares at the time of acquisition. In addition, any participant who would be in compliance with the applicable ownership level on and following the applicable target date will not be deemed to be non-compliant solely due to a decrease in the Company’s stock price, provided the participant does not sell or otherwise dispose of any shares until the target equity ownership level is achieved.

Compliance with the Equity Ownership and Retention Policy is monitored by our General Counsel, under the supervision and direction of the Compensation Committee. The Compensation Committee will determine, in its sole discretion, the appropriate measures to address any non-compliance with the Policy, including but not limited to the option of awarding incentive compensation payments in the form of Common Stock. Specifically, in 2009, 2010 and 2011, the Compensation Committee reviewed certain instances of non-compliance by certain executive officers and addressed such situations accordingly, including by ensuring that such executive officers were put on a path toward future compliance with the Equity Ownership and Retention Policy. The Compensation Committee continues to closely review and monitor the policy and its participants and recommend amendments, from time to time.

The Equity Ownership and Retention Policy also provides that Directors may not, at any time during their service on our board, sell shares granted to them as compensation. No participants may engage in transactions that would hedge their economic interest in our Common Stock.

Our Statement of Policy Concerning Purchases and Sales of Company Securities and Conflicts of Interest prohibits Directors and all employees (including Named Executive Officers) from, among other things, trading in options of Warnaco stock or effecting “short sales.”

“Clawback” and Certain Other Compensation Recovery

In accordance with best practices, our equity agreements with Named Executive Officers and other employees include provisions for the repayment of incentives to the Company, commonly referred to as “clawbacks,” which allow us to recover certain previously granted equity awards in certain situations. Specifically, in the event of a termination for cause, we may require employees to forfeit all option gains from options exercised in the previous six months and may rescind all restricted stock which vested in the previous six months. In addition, vested but unexercised options will terminate immediately upon a termination for cause.

In addition, the Compensation Committee may, in its sole discretion, recover all or part of annual incentive compensation payments or net against future payments if it is determined subsequently that the basis on which those awards were made was erroneous. As previously disclosed, the Compensation Committee has exercised its discretion to recover annual incentive compensation to Named Executive Officers in certain instances since 2006.

Limitations on Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain of our Named Executive Officers. To qualify for an exemption to such limitation, compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) in excess of $1.0 million per year generally must constitute performance-based compensation under Section 162(m) of the Code. In order to so qualify, compensation must be generally paid solely on account of the attainment of one or more pre-established performance goals established by a committee of two or more “outside directors,” pursuant to an arrangement that has been approved by stockholders. Also, in order for an arrangement to give rise to fully deductible performance-based compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid to the employees covered by Section 162(m) of the Code. Any discretionary bonuses paid to our Chief Executive Officer and other applicable Named Executive Officers may not be fully deductible due to the operation of Section 162(m) of the Code, depending upon the total amount of compensation paid to the executive officer during the year.

The Compensation Committee is aware of the requirements for full deductibility of executive compensation under Section 162(m) of the Code. However, the Compensation Committee will balance the costs and burdens involved in compliance against the value of the tax benefits to be obtained by the Company and may, in certain instances, pay compensation that is not fully deductible if the Compensation Committee determines that the costs and burdens outweigh the benefits.

Post-Termination and Retirement Compensation

The Compensation Committee believes that post-termination benefits are necessary to recruit and retain executive officers and to provide them with a level of long-term financial security commensurate with that offered by our peers.

In addition to the Company’s 401(k) plan, we provide additional retirement benefits to Named Executive Officers in the form of two programs: supplemental awards and deferred compensation. The supplemental awards consist of (i) annual contributions to an unfunded, unsecured individual account, the performance of which is linked to certain investment options chosen by the recipient and (ii) annual grants of restricted shares or restricted stock units. The Deferred Compensation Plan, which is available to select U.S.-based employees in the WICP earning $180,000 per year or more, provides for an annual elective deferral of base salary, and/or incentive bonus into an unfunded individual account, the performance of which is linked to certain investment options chosen by the recipient. These two programs provide for Company-funded and employee-funded retirement savings to supplement the Company contributions and employee tax-deferred contributions to our qualified retirement plans.

To ensure that overall compensation packages are competitive, Named Executive Officers have certain contractually agreed upon rights to severance payments, payable under certain conditions. Severance is payable for termination without cause or resignation for good reason. Severance is not payable for termination for cause. If termination (other than for cause) occurs, within one year following a change in control of Warnaco, enhanced severance payments are payable. See below under “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” for additional details on contractual severance payments to our Named Executive Officers.

Compensation Programs and Risk

In 2010, the Company conducted an initial risk assessment of its global compensation programs for employees. We concluded that our compensation policies and practices were not reasonably likely to have a material adverse effect on our Company. Though we have not added any new compensation programs or materially altered our existing compensation programs since our initial risk assessment was conducted, we continue to monitor and assess compensation-related risks to ensure that our compensation programs are appropriate and that we have the proper mitigation policies in place.

The risk assessment, which was conducted by Warnaco’s human resources and internal audit teams, with input and advice from the finance and legal departments as well, consisted of an analysis and review of the processes for overseeing and monitoring the programs and the policies Warnaco has in place to mitigate risks. Specifically, we reviewed all significant compensation programs, including (i) base salaries for employees; (ii) incentive programs for sales executives in various global locations; (iii) the global incentive compensation program for executives; and (iv) the global equity plan for executives. The results of this review were presented to the Compensation Committee.

As a result of the risk assessment, we concluded that our overall compensation packages contain an appropriate mix of long- and short-term incentives and balance risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of our stockholders. In particular, the target compensation mix for executive officers provides for approximately 30% of overall compensation to be tied to short-term (typically annual) incentives. We believe that this percentage provides appropriate incentive for the attainment of short-term performance goals and does not inappropriately emphasize the attainment of these short-term goals over the attainment of long-term results. We further noted that our annual incentive program for executives is subject to both (i) a maximum payout limitation and (ii) discretionary reduction (if such a reduction is determined to be appropriate by the Compensation Committee). We believe that these two factors each operate to reduce any incentive for an executive to take inappropriate risks in pursuit of annual bonus compensation; and by limiting the potential “upside” for annual bonus compensation, we also limit the chance that an executive will be motivated to act in a manner that is not in our long-term interest.

We also noted our practice of granting annual equity awards with three-year vesting periods. The length of the vesting period and the fact that recipients of equity awards will typically be subject to overlapping three-year vesting periods encourages employees to focus on long-term results in order for these awards to be more valuable. This focus on long-term results is further emphasized by our Equity Ownership and Retention Policy, described more fully below. By requiring each executive officer to hold equity worth at least three times such executive’s annual salary (five times in the case of the Chief Executive Officer), the Company further emphasizes the importance of long-term results. In addition, recent amendments to the Equity Ownership and Retention Policy expand the holding requirements to an additional group of senior management who are required to hold equity with a value equal to one and a half times annual salary.

As discussed more fully below, we also have in place a “clawback” policy which provides for us to recover both annual incentive compensation payments and proceeds of equity awards under appropriate circumstances. We believe that clawback policies such as these lessen the risk that our employees will take inappropriate risks in order to earn incentive compensation.

We further noted that our compensation process includes regular oversight of the compensation programs by the Compensation Committee. In addition, we concluded that:

(i) none of our business units carries a significant portion of our risk profile;

(ii) our compensation programs and practices are structured similarly across all of our business units;

(iii) none of our business units is significantly more profitable than any other business unit;

(iv) compensation expense is not a significant percentage of any business unit’s revenues; and

(v) our compensation programs do not vary significantly from our overall risk and reward structure.

Following this internal assessment, we presented a summary of our process, findings and preliminary conclusions to the Compensation Committee. The Compensation Committee believes that the Company’s compensation programs balance risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of our stockholders over the long term.

On an ongoing basis, the Compensation Committee continues to evaluate potential risks associated with our compensation practices and policies as well as in our process for establishing compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with Warnaco’s management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Cheryl Nido Turpin (Chairman)

David A. Bell

Robert A. Bowman

Richard Karl Goeltz

Sheila A. Hopkins

Charles R. Perrin

Nancy A. Reardon

COMPENSATION OF EXECUTIVE OFFICERS

Set forth below are tables prescribed by the proxy rules of the SEC which present the compensation with respect to Fiscal 2009, Fiscal 2010 and Fiscal 2011 of (i) Mr. Gromek, our former President and Chief Executive Officer who retired from this position effective February 1, 2012; (ii) Ms. McCluskey, our President and Chief Executive Officer since February 1, 2012; (iii) Mr. Rutkowski, our Chief Financial Officer; and (iv) our two most highly compensated executive officers in 2011 other than the Chief Executive Officer and Chief Financial Officer, namely Messrs. Tworecke and Meyer. For Fiscal 2011, prior to her appointment as President and Chief Executive Officer, Ms. McCluskey was one of the three most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) along with Messrs. Tworecke and Meyer. These individuals are collectively referred to as the “Named Executive Officers.”

Summary Compensation Table for 2011

The following table discloses compensation paid or awarded to the Named Executive Officers with respect to Fiscal 2011, Fiscal 2010 and Fiscal 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(b)(c)		Option Awards ($)(e)	Non-Equity Incentive Plan Compensation ($)		Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(k)		All Other Compensation ($)		Total ($)
Joseph R. Gromek Former President and Chief Executive Officer	2011	$1,191,667	$0	(a)	$4,852,349		$1,992,982	$1,332,000	(f)	$0		$695,869	(n)	$10,064,867
	2010	$1,141,667	$0	(a)	$2,391,696		$981,960	$3,225,750	(g)	$0		$514,565		$8,255,638
	2009	$1,100,000	$0	(a)	$1,427,100		$1,125,011	$2,062,500	(h)	$0		$476,911		$6,191,522

Lawrence R. Rutkowski	2011	$645,833	$0	(a)	$475,473		$260,509	$408,850	(f)	$0		$106,559	(n)	$1,897,224
Executive Vice President and Chief Financial Officer	2010	$620,833	$0	(a)	$557,317		$250,500	$993,438	(g)	$0		$94,095		$2,516,183
	2009	$600,000	$0	(a)	$316,385		$287,666	$765,000	(h)	$0		$89,593		$2,058,644

Helen McCluskey	2011	$900,000	$0	(a)	$1,802,571		$438,851	$666,000	(f)	$0		$137,421	(n)	$3,944,843
Chief Operating Officer (Current President and Chief Executive Officer)	2010	$852,218	$0	(a)	$3,757,531		$341,682	$1,392,393	(g)	$0		$116,190		$6,460,014
	2009	$800,000	$0	(a)	$472,329		$440,354	$1,020,000	(h)	$0		$109,785		$2,842,468

Frank Tworecke	2011	$820,833	$0	(a)	$1,042,048		$436,990	$518,925	(f)	$0	(l)	$270,248	(n)	$3,089,044
President– Sportswear Group	2010	$795,833	$0	(a)	$742,165		$322,644	$1,271,600	(g)	$0	(l)	$257,643		$3,389,885
	2009	$775,000	$0	(a)	$647,245	(d)	$371,339	$988,125	(h)	$0	(m)	$243,031		$3,024,740

Dwight Meyer	2011	$715,833	$0	(a)	$828,800		$370,113	$452,880	(f)	$0		$115,472	(n)	$2,483,098
President–Global Sourcing, Distribution and Logistics	2010	$690,833	$0	(a)	$862,802		$273,546	$1,104,703	(i)	$0		$101,908		$3,033,792
	2009	$670,000	$0	(a)	$353,557		$321,257	$854,250	(j)	$0		$98,014		$2,297,078

(a)	No discretionary bonuses were granted in 2011, 2010 or 2009.

(b)

Reflects awards of time-vested restricted stock and/or restricted stock units. The amounts shown are the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding the offset of estimated forfeitures. The assumptions used with respect to 2011 are described on pages F-12, F-13 and F-14 of our Annual Report on Form 10-K filed with the SEC on February 29, 2012.

(c)

Stock awards for 2011 included performance-based awards. This table reflects the expectation, on the grant date, that 100% of the performance awards will vest at the end of the performance period. The maximum potential value for the performance-based awards is 150% of the grant date fair value, which is as follows for each Named Executive: Mr. Gromek — $2,300,598; Mr. Rutkowski — $341,755; Ms. McCluskey — $808,544; Mr. Tworecke — $433,446; and Mr. Meyer — $379,265.

(d)

This amount includes the total value of a one-time award of 11,049 shares of restricted stock, which vests ratably over three years. These shares were granted to mitigate the financial impact of the Compensation Committee’s decision in 2008 to eliminate all tax assistance or “gross ups” related to perquisites for our executive officers.

(e)

Reflects awards of stock options. The amounts shown are the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding the offset of estimated forfeitures. The assumptions used with respect to 2011 awards are described on pages F-12, F-13 and F-14 of our Annual Report on Form 10-K filed with the SEC on February 29, 2012.

(f)

Represents incentive compensation paid pursuant to the WICP for 2011. In 2011, the Company did not meet its target for incentive compensation and, therefore, participants were eligible for only a portion of target incentive compensation payments. The Named Executive Officers were awarded incentive compensation payments at 74% of target under the WICP accordingly.

(g)

Represents incentive compensation paid pursuant to the WICP for 2010. In 2010, the Company exceeded maximum thresholds under the WICP and, therefore, participants were eligible for incentive compensation payments at the maximum levels. The Compensation Committee considered certain discretionary factors and reduced incentive compensation payments under the WICP accordingly.

(h)

Represents incentive compensation paid pursuant to the WICP for 2009. In 2009, the Company exceeded maximum thresholds under the WICP and, therefore, participants were eligible for incentive compensation payments at the maximum levels. The Compensation Committee considered certain discretionary factors and reduced incentive compensation payments under the WICP accordingly.

(i)

Represents incentive compensation paid pursuant to the WICP for 2010. In 2010, the Company exceeded maximum thresholds under the WICP and, therefore, participants were eligible for incentive compensation payments at the maximum levels. As noted above, the Compensation Committee considered certain discretionary factors and reduced incentive compensation payments under the WICP accordingly. At the discretion of the Compensation Committee, $120,000 of this payment was made in the form of 2,159 shares of Common Stock, pursuant to the Company’s Equity Ownership and Retention Policy.

(j)

Represents incentive compensation paid pursuant to the WICP for 2009. In 2009, the Company exceeded maximum thresholds under the WICP and, therefore, participants were eligible for incentive compensation payments at the maximum levels. As noted above, the Compensation Committee considered certain discretionary factors and reduced incentive compensation payments under the WICP accordingly. At the discretion of the Compensation Committee, $254,250 of this payment was made in the form of 5,436 shares of Common Stock, pursuant to the Company’s Equity Ownership and Retention Policy.

(k)

Represents the change in actuarial present value under all of our retirement plans. Earnings on voluntary employee deferrals under non-tax qualified plans and Warnaco contributions to non-tax qualified deferred compensation arrangements — including those related to Notional Accounts (as defined below under “Employment Agreements”) — do not exceed market rates of return and thus have been excluded from this column.

(l)

There was no change in pension value in 2010 or 2011 related to Mr. Tworecke’s contractual retirement arrangement as described below in the Pension Benefits Table and, therefore, there is no amount included in the Summary Compensation Table.

(m)

In 2009, there was a decrease in pension value of ($75,702) related to Mr. Tworecke’s contractual retirement arrangement as described below in the Pension Benefits Table. This amount is not included in the Summary Compensation Table because it represents a negative change in pension value.

(n)	Individual components of 2011 “All Other Compensation” are disclosed in the following table:

All Other Compensation for 2011

	Contributions to Notional Account(a)	Car Allowance	Contributions to Qualified Defined Contribution Plan	Car Services	Term Life Insurance Premiums	Executive Medical Expenses	Local Apartment Rental and Travel Expenses	Tax Gross-Up related to Local Apartment Rental and Travel Expenses
Joseph R. Gromek	$655,113	$18,000	$12,172	$8,234	$2,350	n/a	n/a	n/a
Lawrence R. Rutkowski	$80,714	$12,000	$12,250	n/a	$1,595	n/a	n/a	n/a
Helen McCluskey	$112,231	$12,000	$12,250	n/a	$940	n/a	n/a	n/a
Frank Tworecke	$134,383	$18,000	$12,250	n/a	$10,960	n/a	$94,655	n/a
Dwight Meyer	$89,777	$12,000	$12,250	n/a	$1,445	n/a	n/a	n/a

(a)	See table below entitled “Nonqualified Deferred Compensation for 2011” for additional details.

Grants of Plan-Based Awards for 2011

This table discloses the following plan-based awards to Named Executive Officers in Fiscal 2011: WICP, equity awards under the 2005 Stock Incentive Plan and equity awards granted under contractual supplemental award arrangements.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold	Target	Maximum
Joseph R. Gromek	3/1/11	$1,440,000	$1,800,000	$3,600,000	27,600	(b)	n/a		n/a	$1,533,732
	3/1/11				11,789	(c)	n/a		n/a	$655,115
	3/1/11						59,700	(e)	$55.57	$1,533,096
	3/1/11				27,600	(g)	n/a		n/a	$1,533,732
Lawrence R Rutkowski	3/1/11	$442,000	$552,500	$1,105,000	4,100	(d)	n/a		n/a	$227,837
	3/1/11				1,452	(f)	n/a		n/a	$80,760
	3/1/11						8,900	(e)	$55.57	$228,552
	3/1/11				4,100	(g)				$227,837
Helen McCluskey	3/1/11	$720,000	$900,000	$1,800,000	9,700	(d)	n/a		n/a	$539,029
	3/1/11				2,020	(f)	n/a		n/a	$112,272
	3/1/11						21,050	(e)	$55.57	$540,564
	3/1/11				9,700	(g)	n/a		n/a	$539,029
Frank Tworecke	3/1/11	$561,000	$701,250	$1,402,500	5,200	(b)	n/a		n/a	$288,964
	3/1/11				2,418	(f)	n/a		n/a	$134,417
	3/1/11						11,300	(e)	$55.57	$290,184
	3/1/11				5,200	(g)	n/a		n/a	$288,964
Dwight Meyer	3/1/11	$489,600	$612,000	$1,224,000	4,550	(b)	n/a		n/a	$252,844
	3/1/11				1,616	(f)	n/a		n/a	$89,850
	3/1/11						9,850	(e)	$55.57	$252,948
	3/1/11				4,550	(g)	n/a		n/a	$252,844
	3/1/11				2,159	(h)	n/a		n/a	$119,976

(a)	Represents threshold, target and maximum payments under the WICP for Fiscal 2011. No payments are made for performance below threshold levels. In 2011, under the WICP, the Compensation Committee determined awards based on earnings per diluted share guidance (disclosed in our March 1, 2011 earnings press release). This approach allowed for alignment of internal goals with our stated external earnings per share guidance and long-term strategic plan. Actual payments under the WICP for Fiscal 2011 are provided above in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(b)	Represents awards of time-vesting restricted stock units, which vest on March 1, 2014.

(c)	Represents awards of time-vesting restricted stock units pursuant to a supplemental award, as described below under “Employment Agreements.”

(d)	Represents awards of time-vesting restricted shares, which vest March 1, 2014.

(e)

Represents awards of stock options, with the exercise price determined using the closing stock price on the grant date. One third of the options vest on each of the first, second and third anniversary of the grant date.

(f)	Represents awards of time-vesting restricted shares pursuant to a supplemental award, as described below under “Employment Agreements.”

(g)	Represents awards of performance shares/units approved at the March 1, 2011 Compensation Committee meeting.

(h)

Represents award of time-vesting restricted shares, which vested on March 1, 2011 and were granted at the discretion of the Compensation Committee in lieu of $120,000 of the 2010 WICP payment, pursuant to the Company’s Equity Ownership and Retention Policy.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table discloses outstanding restricted stock awards and stock option grants to the Named Executive Officers as of December 31, 2011. Where applicable, the value of equity-related awards is based on the December 31, 2011 closing price of our Common Stock of $50.04. For additional clarification, the table includes total amounts of exercisable and unexercisable options for each Named Executive Officer.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price		Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joseph R. Gromek	138,300	0		n/a	$23.21	(d)	2/28/2016	136,150	(e)	$6,812,946	n/a	n/a
	75,100	0			$27.07	(d)	3/07/2017
	74,100	0			$50.13	(d)	5/14/2018
	61,400	30,700	(a)		$27.02	(d)	5/13/2019
	16,334	32,666	(b)		$43.28	(d)	3/3/2020
	0	59,700	(c)		$55.57	(d)	3/1/2021
Total	365,234	123,066

Lawrence R. Rutkowski	40,800	0		n/a	$21.83	(d)	5/23/2015	41,494	(i)	$2,076,360	n/a	n/a
	36,600	0			$23.21	(d)	2/28/2016
	16,100	0			$27.07	(d)	3/07/2017
	15,650	0			$50.13	(d)	5/14/2018
	15,700	7,850	(f)		$27.02	(d)	5/13/2019
	4,167	8,333	(g)		$43.28	(d)	3/3/2020
	0	8,900	(h)		$55.57	(d)	3/1/2021
Total	129,017	25,083

Helen McCluskey	24,700	0		n/a	$50.13	(d)	5/14/2018	127,969	(m)	$6,403,569	n/a	n/a
	24,033	12,017	(j)		$27.02	(d)	5/13/2019
	5,684	11,366	(k)		$43.28	(d)	3/3/2020
	0	21,050	(l)		$55.57	(d)	3/1/2021
Total	54,417	44,433

Frank Tworecke	13,000	0		n/a	$27.07	(d)	3/07/2017	40,683	(q)	$2,035,777	n/a	n/a
	20,200	0			$50.13	(d)	5/14/2018
	20,267	10,133	(n)		$27.02	(d)	5/13/2019
	5,367	10,733	(o)		$43.28	(d)	3/3/2020
	0	11,300	(p)		$55.57	(d)	3/1/2021
Total	58,834	32,166

Dwight Meyer	12,000	0		n/a	$27.07	(d)	3/07/2017	44,534	(u)	$2,228,481	n/a	n/a
	17,450	0			$50.13	(d)	5/14/2018
	17,553	8,767	(r)		$27.02	(d)	5/13/2019
	4,550	9,100	(s)		$43.28	(d)	3/3/2020
	0	9,850	(t)		$55.57	(d)	3/1/2021
Total	51,533	27,717

(a)	Represents options granted on May 13, 2009, of which 30,700 options vested March 4, 2012.

(b)	Represents options granted on March 3, 2010, of which 16,333 options vested on March 3, 2012 and 16,333 options will vest on March 3, 2013.

(c)	Represents options granted on March 1, 2011, of which 19,900 options vested on March 1, 2012 and 19,900 options will each vest on each March 1, 2013 and March 1, 2014.

(d)	Represents closing stock price on the date of grant.

(e)

Represents (i) restricted shares granted on May 13, 2009, of which 36,650 shares vested on March 4, 2012; (ii) restricted stock units granted on March 3, 2010, of which 22,150 will vest on March 3, 2013; (iii) restricted stock units granted on March 1, 2011, of which 27,600 will vest on March 1, 2014; (iv) performance units granted on March 3, 2010, of which 22,150 will vest on March 3, 2013; and (v) performance units granted on March 1, 2011, of which 27,600 will vest on March 1, 2014.

(f)	Represents options granted on May 13, 2009, of which 7,850 options vested on March 4, 2012.

(g)	Represents options granted on March 3, 2010, of which 4,166 options vested on March 3, 2012 and 4,167 options will vest on March 3, 2013.

(h)	Represents options granted on March 1, 2011, of which 2,967 options vested on March 1, 2012; 2,966 options will vest on March 1, 2013 and 2,967 options will vest March 1, 2014.

(i)

Represents (i) restricted shares granted on May 13, 2009, of which 9,350 shares vested on March 4, 2012; (ii) restricted shares granted on March 3, 2010, of which 5,650 shares will vest on March 3, 2013; (iii) restricted shares granted on March 1, 2011, of which 4,100 shares will vest on March 1, 2014; (iv) restricted shares granted on August 11, 2005 under a supplemental award agreement, of which 1,497 shares will vest on August 11, 2015; (v) restricted shares granted on February 28, 2006 under a supplemental award agreement, of which 1,553 shares will vest on February 28, 2016; (vi) restricted shares granted on March 7, 2007 under a supplemental award agreement, of which 1,366 shares will vest on March 7, 2017; (vii) restricted shares granted on March 5, 2008 under a supplemental award agreement, of which 1,896 shares will vest on March 5, 2018; (viii) restricted shares granted on March 4, 2009 under a supplemental award agreement, of which 1,651 shares will vest on September 15, 2018 and 1,652 shares will vest on March 4, 2019; (ix) restricted shares granted on March 3, 2010 under a supplemental award agreement, of which 788 shares will vest on September 15, 2018 and 789 shares will vest on March 3, 2020; (x) restricted shares granted on March 1, 2011 under a supplemental award agreement, of which 726 shares will vest on each September 15, 2018 and March 1, 2021; (xi) performance shares granted on March 3, 2010, of which 5,650 shares will vest on March 3, 2013; (xii) performance shares granted on March 1, 2011, of which 4,100 shares will vest on March 1, 2014.

(j)	Represents options granted on May 13, 2009, of which 12,017 options vested on March 4, 2012.

(k)	Represents options granted on March 3, 2010, of which 5,683 options vested on March 3, 2012 and 5,683 options will vest on March 3, 2013.

(l)	Represents options granted on March 1, 2011, of which 7,017 options vested on March 1, 2012; 7,016 options will vest on each March 1, 2013 and 7,017 options will vest on March 1, 2014.

(m)

Represents (i) restricted shares granted on May 13, 2009, of which 14,350 shares vested on March 4, 2012; (ii) represents shares granted on March 3, 2010, of which 7,700 shares will vest on March 3, 2013; (iii) represents shares granted on September 8, 2010, of which 31,237 shares vested on March 8, 2012 and 31,237 shares will vest on March 3, 2013; (iv) represents shares granted on March 1, 2011, of which 9,700 shares will vest on March 1, 2014; (v) restricted shares granted on August 11 2005 under a supplemental award agreement, of which 1,120 shares will vest on August 11, 2015; (vi) restricted shares granted on February 28, 2006 under a supplemental award agreement, of which 1,939 shares will vest on February 28, 2016; (vii) restricted shares granted on March 7, 2007 under a supplemental award agreement of which 2,347 shares will vest on March 7, 2017; (viii) restricted shares granted on March 5, 2008 under a supplemental award agreement of which 1,216 shares will vest on March 31, 2017 and 1,217 shares will vest on March 5, 2018; (ix) restricted shares granted on March 4, 2009 under a supplemental award agreement of which 2,191 shares will vest on March 31, 2017 and 2,192 shares will vest on March 4, 2019; (x) restricted shares granted on March 3, 2010 under a supplemental award agreement of which 1,051 shares will vest on March 31, 2017 and 1,052 shares will vest on March 3, 2020; (xi) restricted shares granted on March 1, 2011 under a supplemental award agreement of which 1,010 shares will vest on each March 31, 2017 and March 31, 2020 (xii) performance shares granted on March 3, 2010, of which 7,700 shares will vest on March 3, 2013; (xiii) performance shares granted on March 1, 2011, of which 9,700 shares will vest on March 1, 2014 .

(n)	Represents options granted on May 13, 2009, of which 10,133 options vested on March 4, 2012.

(o)	Represents options granted on March 3, 2010, of which 5,366 options vested on March 3, 2012 and 5,367 options will vest on March 3, 2013.

(p)	Represents options granted on March 1, 2011, of which 3,767 options vested on March 1, 2012 and 3,766 options will vest on March 1, 2013 and 3,767 options will vest on March 1, 2014.

(q)

Represents (i) restricted shares granted on March 4, 2009, of which 3,683 shares vested on March 4, 2012; (ii) restricted shares granted on May 13, 2009, of which 12,100 shares vested on March 4, 2012; (iii) restricted stock units granted on March 3, 2010 of which 7,250 shares will vest on March 3, 2013; (iv) restricted stock units granted on March 1, 2011 of which 5,200 shares will vest on March 1, 2014; (v) performance units granted on March 3, 2010, of which 7,250 shares will vest on March 3, 2013; and (vi) performance units granted on March 1, 2011, of which 5,200 shares will vest on March 1, 2014.

(r)	Represents options granted on May 13, 2009, of which 8,767 options vested on March 4, 2012.

(s)	Represents options granted on March 3, 2010, of which 4,550 options vested on March 3, 2012 and 4,550 options will vest on March 3, 2013.

(t)	Represents options granted on March 1, 2011, of which 3,284 options vested on March 1, 2012 and 3,283 options will vest on each March 1, 2013 and March 1, 2014.

(u)

Represents (i) restricted shares granted on May 13, 2009, of which 10,450 shares vested on March 4, 2012; (ii) restricted stock units granted on March 3, 2010, of which 6,150 shares will vest on March 3, 2013; (iii) restricted stock units granted on March 1, 2011, of which 4,550 shares will vest on March 1, 2014; (iv) restricted shares granted on February 28, 2006 under a supplemental award agreement, of which 809 shares will vest on September 18, 2014 and 810 shares will vest on February 28, 2016; (v) restricted shares granted on March 7, 2007 under a supplemental award agreement, of which 978 shares will vest on each September 18, 2014 and March 7, 2017; (vi) restricted shares granted on March 5, 2008 under a supplemental award agreement, of which 1,021 shares will vest on September 18, 2014 and 1,022 shares will vest on September 18, 2017; (vii) restricted shares granted on March 4, 2009 under a supplemental award agreement, of which 1,844 shares will vest on September 18, 2014 and 1,845 shares will vest on September 18, 2017; (ix) restricted shares granted on March 3, 2010 under a supplemental award agreement, of which 880 shares will vest on September 18, 2014 and 881 shares will vest on September 18, 2017; (x) restricted shares granted on March 1, 2011 under a supplemental award agreement, of which 808 shares will vest on each September 18, 2014 and September 18, 2017; (xi) performance units granted on March 3, 2010, of which 6,150 shares will vest on March 3, 2013; (xii) performance units granted on March 1, 2011, of which 4,550 shares will vest on March 1, 2014.

Option Exercises and Stock Vested for 2011

The following table discloses option exercises for the Named Executive Officers in Fiscal 2011 and vesting of restricted shares and/or restricted stock units for Named Executive Officers in Fiscal 2011.

		Option Awards		Stock Awards
Name	Year	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (b)
Joseph R. Gromek	2011	127,500	$4,461,084	19,933	$1,120,235
Lawrence R. Rutkowski	2011	0	$0	4,200	$236,040
Helen McCluskey	2011	26,800	$773,033	6,633	$372,775
Frank Tworecke	2011	0	$0	20,957	$1,104,511
Dwight Meyer	2011	0	$0	6,859	$384,116

(a)	The value realized is equal to the number of shares exercised multiplied by the difference between the stock price on the date of the exercise and the option exercise price.

(b)	The value realized is equal to the number of shares which vest multiplied by the stock price at the close of business on the date of vesting.

Pension Benefits for 2011

The following table discloses pension benefits and years of credited services for our Named Executive Officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Joseph R. Gromek	n/a	n/a	n/a	n/a
Lawrence R. Rutkowski	n/a	n/a	n/a	n/a
Helen McCluskey	n/a	n/a	n/a	n/a
Frank Tworecke(a)	Contractual arrangement	5 years, 8 months	$ 0	$ 0
Dwight Meyer	n/a	n/a	n/a	n/a

(a)

Pursuant to a letter agreement with Mr. Tworecke, we will, subject to certain terms and conditions, provide him with a non-qualified pension benefit of $75,000 per year, payable following the termination of his employment with us for any reason other than for Cause (as defined in the Tworecke Agreement) for 15 years or, if earlier, until Mr. Tworecke’s death, provided the payments due to Mr. Tworecke will be reduced by the value of any Tworecke Supplemental Awards (as defined in the Tworecke Agreement) that have vested as of the date of his termination. Since Mr. Tworecke’s Supplemental Award value currently exceeds the value of the $75,000 per year non-qualified pension benefit, there is currently no payment due under this provision.

Nonqualified Deferred Compensation for 2011

The following table discloses benefits to Named Executive Officers under our nonqualified deferred compensation arrangements which include the Notional Account portion of certain supplemental awards described below under “Employment Agreements” and the Deferred Compensation Plan.

Name	Executive Contributions in Last FY (a)	Registrant Contributions in Last FY (b)	Aggregate Earnings in Last FY (c)	Aggregate Withdrawals/ Distributions (d)	Aggregate Balance at Last FYE (e)
Joseph R. Gromek	$0	$655,113	$(5,228)	$252,532	$5,663,817
Lawrence R. Rutkowski	$0	$80,714	$(24,996)	$0	$455,150
Helen McCluskey	$90,000	$112,231	$(8,198)	$50,561	$1,137,327
Frank Tworecke	$291,327	$134,383	$(39,452)	$0	$1,340,975
Dwight Meyer	$0	$89,777	$985	$0	$456,046

(a)

Represents voluntary contribution by the Named Executive Officer of Base Salary and/or Incentive Compensation to the Deferred Compensation Plan in 2011. These amounts are also included in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table.”

(b)

Represents Warnaco contributions to the Notional Account as set forth in the contractual supplemental award agreements. These amounts are also included in the “All Other Compensation” column of the “Summary Compensation Table.”

(c)

Represents aggregate investment gains and losses on deferred compensation and Notional Account balances based on investment options chosen by each Named Executive Officer. Amounts are credited or debited with the deemed positive or negative return based on the investment alternatives available under Warnaco’s 401(k) plan selected by participants in advance.

(d)	Represents scheduled in-service withdrawal based on 2005 elections under the Deferred Compensation Plan.

(e)

The aggregate balance for each of Mr. Gromek, Mr. Rutkowski, Ms. McCluskey, Mr. Tworecke and Mr. Meyer includes the following amounts (consisting of contributions by Warnaco to each of their respective Notional Accounts) which were also reported in the “All Other Compensation” column of the “Summary Compensation Table” in our Fiscal 2009, Fiscal 2010 and Fiscal 2011 proxy statements: (i) Mr. Gromek — $1,566,300; (ii) Mr. Rutkowski — $212,712; (iii) Ms. McCluskey — $287,826; (iv) Mr. Tworecke — $356,039; and (v) Mr. Meyer — $237,195.

EMPLOYMENT AGREEMENTS

The summaries below disclose the terms and conditions of our employment contracts with our Named Executive Officers. Our other executive officers and certain other key personnel have employment contracts that contain provisions similar to those of the Named Executive Officers described below (other than Mr. Gromek).

Disclosure regarding amounts to be paid to Named Executive Officers in the event of termination or a change in control under these contracts is provided below under “Potential Payments Upon Termination or Change in Control.”

Joseph R. Gromek.    On December 13, 2011, Warnaco entered into a Retirement Agreement with Mr. Gromek (the “Gromek Retirement Agreement”), which provided, among other things, that Mr. Gromek would retire as Warnaco’s President and Chief Executive Officer and as a member of its Board Directors, effective February 1, 2012, continuing as an employee through March 4, 2012.

The Gromek Retirement Agreement provided that through March 4, 2012, Mr. Gromek would continue to receive his current base salary and benefits and would be paid any earned annual bonus with respect to 2011. Equity awards granted to Mr. Gromek after 2008 will be treated in accordance with the applicable plans and his prior employment agreement, which provided for, subject to his compliance with non-compete and non-solicitation covenants, (i) continued vesting of performance units, restricted shares and restricted stock units upon retirement as if he had remained employed, (ii) one year to exercise vested stock options granted in 2008 and 2009 and (iii) continued vesting of stock options granted in 2010 and 2011, with the ability to exercise such options until the later of two years from his retirement date or six months from the date the last tranche of such option vests. Subject to his compliance with these non-compete and non-solicitation covenants, Mr. Gromek will also have one year from his retirement to exercise vested stock options granted prior to 2008.

Subject to execution of a release of claims, upon his retirement, Mr. Gromek also became entitled under the Gromek Retirement Agreement to (i) a pro-rata target bonus for 2012, payable on March 26, 2012, (ii) a fully-vested supplemental award for Fiscal 2011 with a value equal to 30% of the actual base salary and bonus he earned for Fiscal 2011, (iii) a fully-vested pro-rata supplemental award for fiscal year 2012 equal to 30% of the base salary he earns in 2012 plus the pro-rata bonus amount for 2012 and (iv) reimbursement for the cost of continued participation in Warnaco’s medical and dental plans until the earlier of 18 months from the date of termination or the date he obtains coverage from a subsequent employer.

While the Gromek Retirement Agreement preserved the provisions of his prior employment agreement in the event of a termination of employment prior to his scheduled retirement, no such termination took place and Mr. Gromek has retired under the terms of the Gromek Retirement Agreement.

Lawrence R. Rutkowski.    Mr. Rutkowski is party to an employment agreement with Warnaco dated September 11, 2003, which was amended on August 11, 2005, amended and restated as of December 31, 2008 and further amended and restated as of March 4, 2009 (as amended, the “Rutkowski Agreement”). The Rutkowski Agreement has an initial two-year term commencing September 15, 2003, with automatic one-year renewals thereafter unless notice of termination is given at least 120 days prior to the date on which the term would otherwise expire. Under the Rutkowski Agreement, Mr. Rutkowski receives a base salary of $600,000 (which may be reviewed annually for increase by the Compensation Committee in consultation with Mr. Gromek) and employee benefits and perquisites consistent with those provided to our other senior executives. In addition, the Rutkowski Agreement provides for a target bonus opportunity equal to 70% of Mr. Rutkowski’s base salary. The Rutkowski Agreement also provided for a grant of 50,000 shares of restricted stock (the “Initial Rutkowski RS Grant”) and an option to purchase 200,000 shares of our Common Stock (the “Initial Rutkowski Option”), each of which was made under the 2003 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards. Each of these equity awards is fully vested as of the date of this Proxy Statement. Beginning with fiscal 2005, Mr. Rutkowski receives an annual supplemental award equal to a percentage of his prior year’s total cash compensation (base salary and earned annual bonus) (“Rutkowski Supplemental Award”) based on his age, ranging from 8% at under age 50 to 13% at age 60 or older. The Rutkowski Supplemental Award is granted 50% in restricted stock (“Career Shares”) and 50% in the form of a credit to Mr. Rutkowski’s Notional Account. Amounts credited to the Notional Account will be credited (or debited) with the deemed positive (or negative) return based on the investment alternatives approved by us for this purpose under our 401(k) plan and selected in advance by Mr. Rutkowski to apply to such account. The Career Shares vest 50% on the earlier of Mr. Rutkowski’s 62nd birthday or upon 15 years of vesting service and 100% on the earliest of Mr. Rutkowski’s 65th birthday, 20 years of vesting service or the 10th anniversary of the grant date. Mr. Rutkowski’s Notional Account vests 50% on the earlier of Mr. Rutkowski’s 62nd birthday or five years of vesting service and 100% on the earlier of Mr. Rutkowski’s 65th birthday or 10 years of vesting service. “Vesting service” is any service as an executive officer of Warnaco on or following February 4, 2003. Mr. Rutkowski is currently 54 years of age.

If Mr. Rutkowski’s employment is terminated because of his death or disability, Mr. Rutkowski (or his estate or legal representative) is entitled to (i) a pro-rata target bonus for the fiscal year during which his employment terminates based on our performance for such year, (ii) immediate vesting of 50% of any unvested Rutkowski Supplemental Award and (iii) the Initial Rutkowski Option (all of which is vested as of the date of this Proxy Statement) will remain exercisable for 12 months following the date of termination. If Mr. Rutkowski’s employment is terminated by us without Cause or by Mr. Rutkowski for Good Reason or because we choose not to renew the Rutkowski Agreement’s term (each term as defined in the Rutkowski Agreement), Mr. Rutkowski is entitled to (i) salary continuation and participation in our medical and dental plans for the remainder of the term of the agreement (but not less than 12 months) and (ii) a pro-rata bonus for the fiscal year during which he is terminated based on our performance for such year. In addition, the Initial Rutkowski Option will remain exercisable for two years following the date of his termination, and any unvested portion of a Rutkowski Supplemental Award will be forfeited.

If Mr. Rutkowski’s employment is terminated by us without Cause or for Good Reason upon or within one year following a Change in Control (as defined in the Rutkowski Agreement), Mr. Rutkowski will be entitled to: (i) payment in a lump sum of an amount equal to two times base salary plus target bonus, (ii) a pro-rata target bonus for the year of termination, (iii) immediate vesting of all outstanding equity awards and any previously granted Rutkowski Supplemental Award, with the Initial Rutkowski Option remaining exercisable for six months following termination and any stock options granted on or following August 11, 2005 remaining exercisable for 24 months or the option term, whichever is shorter, and (iv) continued participation in medical and dental plans until the earlier of 24 months from the date of termination and the date Mr. Rutkowski obtains equivalent coverage from subsequent employment.

If Mr. Rutkowski’s employment is terminated by us for Cause or if he voluntarily resigns, he will forfeit any unvested portion of the Rutkowski Supplemental Award.

In order to receive severance benefits, Mr. Rutkowski will be required to execute a release of claims in favor of Warnaco and its affiliates. Under the terms of the Rutkowski Agreement, Mr. Rutkowski is bound by a perpetual confidentiality covenant, a 12-month post-termination non-competition covenant and an 18-month post-termination non-solicitation covenant (with respect to both our customers and our employees).

If any payments, benefits or entitlements provided to Mr. Rutkowski under the Rutkowski Agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Rutkowski would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Helen McCluskey.    Ms. McCluskey is party to an employment agreement with Warnaco dated December 13, 2011 (the “McCluskey Agreement”). The McCluskey Agreement superseded Ms. McCluskey’s prior employment agreement on February 1, 2012. Pursuant to the McCluskey Agreement, Ms. McCluskey was appointed President and Chief Executive Officer as of February 1, 2012 (the “Effective Date”). The McCluskey Agreement has a term from the Effective Date to the Date of Termination, which is defined as follows: (i) the date specified in a notice of termination of employment by Warnaco, which shall be no less than 90 days after such notice is provided to Ms. McCluskey; (ii) 60 days following receipt of written notice by Ms. McCluskey that she is voluntarily resigning her employment; (iii) 90 days following Ms. McCluskey’s notification to Warnaco of termination of her employment which qualifies as a Retirement (as such term is defined in the McCluskey Agreement); (iv) 30 days after notice is provided by Warnaco that Ms. McCluskey’s employment is being terminated due to Disability (as such term is defined in the McCluskey Agreement); (v) the date of death in the event the McCluskey Agreement is terminated due to Ms. McCluskey’s death; or (vi) 30 days after receipt by Warnaco of timely written notice from Ms. McCluskey of resignation of her employment for Good Reason (as defined in the McCluskey Agreement), unless Warnaco cures the event or events giving rise to Good Reason within 30 days after receipt of such written notice.

During her employment, Ms. McCluskey will be entitled to an annual base salary of $1,000,000 and an annual target bonus opportunity of 110% of her annual base salary. Ms. McCluskey is also entitled to an annual supplemental award with a value equal to 10% (increasing to 13% once she attains age 60) of her total cash compensation earned for the prior fiscal year (each, a “Supplemental Award”). Fifty percent of each Supplemental Award will be in the form of restricted shares (the “Career Shares”) and the remaining 50% of each Supplemental Award will be in the form of a credit to a notional deferred compensation account. The Career Shares and notional accounts generally vest upon the attainment by Ms. McCluskey of certain age and service objectives set forth in the agreement.

The McCluskey Agreement provides that upon termination of her employment due to death or disability after the Effective Date, Ms. McCluskey is entitled to a pro-rata bonus for the portion of the year of termination that has elapsed as of such termination, with such amount based on Warnaco’s performance for such year, as well as vesting of 50% of her unvested Supplemental Awards. Upon termination of her employment without “Cause” or for “Good Reason” (as those terms are defined in the McCluskey Agreement) after the Effective Date and before she attains age 65 (other than in connection with a “change in control” (as defined in the McCluskey Agreement)), Ms. McCluskey is entitled to, subject to execution of a release of claims and compliance with the restrictive covenants in the McCluskey Agreement: (i) a payment equal to 1.5 times her annual base salary and target bonus opportunity, payable in a lump sum, (ii) a pro-rata bonus for the portion of the year of termination that has elapsed as of such termination, with such amount based on Warnaco’s performance for such year, (iii) vesting of 50% of her unvested restricted stock (other than Career Shares), (iv) a period of 12 months (or the remainder of the term if shorter) to exercise any stock options granted on or after the Effective Date and (v) reimbursement for the cost of continued participation in Warnaco’s medical and dental plans until the earlier of 18 months from the date of termination or the date she obtains coverage from a subsequent employer. If such termination is on or within one year following a change in control or within 60 days prior to such event (and such termination is in connection with, or in anticipation of, such change in control) and before she attains age 65, subject to execution of a release of claims and compliance with the restrictive covenants in the McCluskey Agreement, Ms. McCluskey is entitled to: (i) three times her base salary and target bonus opportunity, payable in a lump sum, (ii) a pro-rata target bonus for the year of termination, payable in a lump sum, (iii) vesting of all outstanding equity awards (other than Career Shares and any performance unit awards), with 24 months (or the remainder of the term if shorter) to exercise any stock options granted on or after August 11, 2005, (iv) vesting of all outstanding Supplemental Awards and (v) reimbursement for the cost of continued participation in Warnaco’s medical and dental plans until the earlier of 36 months from the date of termination or the date she obtains coverage from a subsequent employer. For any termination of her employment on or after age 65, Ms. McCluskey is not entitled to severance and her outstanding equity awards (other than Career Shares) will be treated in accordance with the applicable retirement provisions under Warnaco’s equity program, which currently provide for continued vesting of awards and extension of the post-termination exercise period for stock options subject to not engaging in a “Competitive Activity” (as defined in the applicable award agreements).

Under the McCluskey Agreement, as of the Effective Date, Ms. McCluskey will generally be bound by a perpetual confidentiality covenant, a 12-month post-termination non-compete, an 18-month post-termination non-solicit/no hire of employees and an 18-month non-solicit of customers; provided that all restrictive covenants increase to 24 months following termination of her employment on or after she attains age 65.

If any payments, benefits or entitlements provided to Ms. McCluskey under the McCluskey Agreement or otherwise are subject to federal excise tax as excess parachute payments and Ms. McCluskey would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Frank Tworecke.    Mr. Tworecke is party to an employment agreement with Warnaco dated April 21, 2004, which was amended on August 11, 2005 and amended and restated effective as of December 31, 2008 (as amended, the “Tworecke Agreement”). The Tworecke Agreement has an initial three-year term effective from May 7, 2004, with automatic one-year renewals thereafter unless notice of termination is given at least 120 days prior to the date on which the term would otherwise expire. Under the Tworecke Agreement, Mr. Tworecke is entitled to a base salary of $775,000 (which may be reviewed annually for increase by the Compensation

Committee in consultation with Mr. Gromek), employee benefits and perquisites consistent with those provided to our other senior executives, a Warnaco-provided apartment in New York and reimbursement for weekly travel between New York and Baltimore. The Tworecke Agreement provides for a target bonus opportunity equal to 70% of his base salary, which for fiscal year 2004 was in no event to be less than $250,000. The Tworecke Agreement also provided for a grant of 35,000 shares of restricted stock (the “Initial Tworecke RS Grant”) and an option to purchase 210,000 shares of our Common Stock (the “Initial Tworecke Option”), each of which was made under the 2003 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards. Each of these equity awards is fully vested as of the date of this Proxy Statement. In April 2004, we also entered into a letter agreement with Mr. Tworecke, which was subsequently incorporated into the 2005 amendment to his employment agreement, which provides that if Mr. Tworecke remained employed by us until May 7, 2009, we will provide him with a non-qualified pension benefit of $75,000 per year, payable following the termination of his employment with us for any reason other than for Cause (as defined in the Tworecke Agreement) for 15 years or, if earlier, until Mr. Tworecke’s death, provided that if we establish a non-qualified pension plan for our senior executives generally, Mr. Tworecke will be entitled to the greater of the benefit provided for under the letter agreement or under our plan, and provided, further, that the payments due to Mr. Tworecke will be reduced by the value of any Tworecke Supplemental Awards (as defined below) that have vested as of the date of his termination. Beginning with fiscal 2005, Mr. Tworecke receives an annual supplemental award (the terms of which are substantially similar to the Supplemental Award granted to Mr. Rutkowski) (the “Tworecke Supplemental Award”). The Tworecke Supplemental Award is granted 50% in Career Shares and 50% in a Notional Account (on terms and conditions substantially similar to those described for Mr. Rutkowski). Mr. Tworecke is currently 65 years of age.

If Mr. Tworecke’s employment is terminated because of his death or disability, Mr. Tworecke (or his estate or legal representative) is entitled to (i) a pro-rata target bonus for the fiscal year during which his employment terminates, (ii) immediate vesting of 50% of any unvested Tworecke Supplemental Award and (iii) the Initial Tworecke Option (all of which is vested as of the date of this Proxy Statement) will remain exercisable for 12 months following the date of termination. If Mr. Tworecke’s employment is terminated by us without Cause or by Mr. Tworecke for Good Reason (as defined in the Tworecke Agreement), Mr. Tworecke is entitled to (i) salary continuation for 12 months and participation in our medical and dental plans for the remainder of the term of the agreement (but not less than 18 months) and (ii) a pro-rata bonus for the fiscal year during which he is terminated based on our performance for such year. In addition, the Initial Tworecke Option will remain exercisable for two years following the date of his termination and any unvested portion of a Tworecke Supplemental Award will be forfeited. If Mr. Tworecke is terminated because we choose not to renew the Tworecke Agreement’s term, Mr. Tworecke is entitled to salary continuation for 12 months and participation in medical and dental plans for 18 months, the Initial Tworecke Option will remain exercisable for nine months following the date of termination and any unvested portion of a Tworecke Supplemental Award will be forfeited.

If Mr. Tworecke’s employment is terminated without Cause or for Good Reason upon or within one year following a Change in Control (each term as defined in the Tworecke Agreement), Mr. Tworecke is entitled to: (i) payment in a lump sum of an amount equal to two times base salary plus target bonus, (ii) a pro-rata target bonus for the year of termination, (iii) immediate vesting of any previously granted Tworecke Supplemental Award, with the Initial Tworecke Option remaining exercisable for six months following the date of termination and any stock options granted on or following August 11, 2005 remaining exercisable for 24 months or the option term, whichever is shorter, and (iv) continued participation in medical and dental plans until the earlier of 24 months from the date of termination and the date Mr. Tworecke obtains equivalent coverage from subsequent employment.

If Mr. Tworecke’s employment is terminated by us for Cause or if he voluntarily resigns, he will forfeit any unvested portion of a Tworecke Supplemental Award.

In order to receive severance benefits, Mr. Tworecke will be required to execute a release of claims in favor of Warnaco and its affiliates. Under the terms of the Tworecke Agreement, Mr. Tworecke is bound by a perpetual confidentiality covenant, a 12-month post-termination non-competition covenant and an 18-month post-termination non-solicitation covenant (with respect to both our customers and our employees).

If any payments, benefits or entitlements provided to Mr. Tworecke under the Tworecke Agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Tworecke would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Dwight Meyer.    Mr. Meyer is party to an amended and restated employment agreement with Warnaco dated as of December 31, 2008 (as amended, the “Meyer Agreement”). The Meyer Agreement has an initial three-year term effective from April 20, 2005, with automatic one-year renewals thereafter unless notice of termination is given at least 120 days prior to the date on which the term would otherwise expire. Under the Meyer Agreement, Mr. Meyer is entitled to a base salary of $670,000 (which may be reviewed annually for increase by the Compensation Committee in consultation with Mr. Gromek) and employee benefits and perquisites consistent with those provided to our other senior executives. The Meyer Agreement provides for a target bonus opportunity equal to 70% of his base salary, which for fiscal year 2005 was in no event to be less than $250,000. The Meyer Agreement also provided for a grant of 25,000 shares of restricted stock (the “Initial Meyer RS Grant”) and an option to purchase 75,000 shares of our Common Stock (the “Initial Meyer Option”), each of which was made under the 2005 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards. Each of these initial equity awards vested with respect to one-third of the shares covered thereby on April 20, 2006 and April 20, 2007 and an additional one-third vested on April 20, 2008. Beginning with fiscal 2005, Mr. Meyer receives an annual supplemental award (the terms of which are substantially similar to the Supplemental Award granted to Mr. Rutkowski) (the “Meyer Supplemental Award”). The Meyer Supplemental Award is granted 50% in Career Shares and 50% in a Notional Account (on terms and conditions substantially similar to those described for Mr. Rutkowski). Mr. Meyer is currently 59 years of age.

If Mr. Meyer’s employment is terminated because of his death or disability, Mr. Meyer (or his estate or legal representative) is entitled to (i) a pro-rata target bonus for the fiscal year during which his employment terminates based on our performance for such year, (ii) immediate vesting of 50% of the remaining shares subject to the Initial Meyer RS Grant, (iii) immediate vesting of 50% of any unvested Meyer Supplemental Award and (iv) full vesting of the Initial Meyer Option, which will remain exercisable for 12 months following the date of termination. If Mr. Meyer’s employment is terminated by us without Cause or by Mr. Meyer for Good Reason (as defined in the Meyer Agreement), Mr. Meyer is entitled to (i) salary continuation and participation in our medical and dental plans for the remainder of the term of the agreement (but not less than 12 months), (ii) a pro-rata bonus for the fiscal year during which he is terminated based on our performance for such year and (iii) immediate vesting of that portion of the Initial Meyer RS Grant that would have vested if he had remained employed on the vesting date immediately following the date of his termination. In addition, that portion of the Initial Meyer Option that is vested on the date of his termination will remain exercisable for two years following the date of his termination and any unvested portion of a Meyer Supplemental Award will be forfeited. If Mr. Meyer is terminated because we choose not to renew the Meyer Agreement’s term, Mr. Meyer is entitled to 12 months of salary continuation and participation in medical and dental plans for six months, the vested portion of the Initial Meyer Option will remain exercisable for nine months following the date of termination and any unvested portion of a Meyer Supplemental Award will be forfeited.

If Mr. Meyer’s employment is terminated without Cause or for Good Reason upon or within one year following a Change in Control (each term as defined in the Meyer Agreement), Mr. Meyer is entitled to: (i) payment in a lump sum of an amount equal to two times base salary plus target bonus, (ii) a pro-rata target bonus for the year of termination, (iii) immediate vesting of the Initial Meyer RS Grant, the Initial Meyer Option (with the option remaining exercisable for six months following termination), all other outstanding equity awards and any previously granted Meyer Supplemental Award, with any stock options granted on or following August 11, 2005 remaining exercisable for 24 months or the option term, whichever is shorter, and (iv) continued participation in medical and dental plans until the earlier of 24 months from the date of termination and the date Mr. Meyer obtains equivalent coverage from subsequent employment.

If Mr. Meyer’s employment is terminated by us for Cause or if he voluntarily resigns, he will forfeit any remaining shares subject to the Initial Meyer RS Grant, the unvested portion of the Initial Meyer Option and any unvested portion of a Meyer Supplemental Award.

In order to receive severance benefits, Mr. Meyer will be required to execute a release of claims against us and our affiliates. Under the terms of the Meyer Agreement, Mr. Meyer is bound by a perpetual confidentiality covenant, a 12-month post-termination non-competition covenant and an 18-month post-termination non-solicitation covenant (with respect to both our customers and our employees).

If any payments, benefits or entitlements provided to Mr. Meyer under the Meyer Agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Meyer would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We provide for certain payments upon termination (which are enhanced if such termination is in connection with a change in control) for our Named Executive Officers as described in detail in the summary of employment agreements above under “Employment Agreements.” These termination payments are designed to be competitive and to retain executives and provide business continuity in the event of a threatened or actual change in control. The information provided below reflects potential payments that the Company was obligated to provide in 2011, prior to Mr. Gromek’s retirement. Please note that the potential payments owing to Mr. Gromek are no longer applicable following his retirement on February 1, 2012. The Named Executive Officers are not currently entitled to any payments under the terms of their employment agreements solely as a result of a change in control. Other than the potential termination payments (which include enhanced severance if terminated following a change in control), we currently do not have any additional provisions for potential payments to Named Executive Officers under any other contract, agreement, plan or arrangement whether written or unwritten and without regard to any monetary threshold, in connection with a termination, change in control or change in responsibilities of the Named Executive Officer.

Potential Payments Upon Termination or Change in Control for 2011

The table below illustrates potential termination and change in control payments to each of our Named Executive Officers under the terms of their respective employment agreements as described above, assuming a December 31, 2011 termination date and, where applicable, using the December 30, 2011 closing price of our Common Stock of $50.04. Please note that (i) amounts realized upon exercise of options vested prior to termination or change in control are not included in amounts listed under “Accelerated Vesting of Equity” and (ii) Named Executive Officers participate in our qualified defined contribution plan and Mr. Tworecke receives certain pension benefits as described above in the Pension Benefit Table, but do not receive additional retirement benefits upon termination or change in control as noted under “Retirement Benefits.”

Named Executive Officer Benefits and Payments Upon Termination	Death & Disability	Without Cause or for Good Reason	Non-Renewal Without Cause	Termination Without Cause or For Good Reason in Connection with Change in Control	Change in Control
Joseph R. Gromek (a)
Cash Severance	$1,332,000	$5,832,000	$5,832,000	$10,332,000	$0
Accelerated Vesting of Equity	$7,740,482	$3,406,473	$3,406,473	$7,740,482	$6,812,946
Retirement Benefits	$0	$0	$0	$0	$0
Unvested Deferred Compensation	$0	$0	$0	$0	$0
Other Benefits	$0	$21,288	$21,288	$42,576	$0
Total	$9,072,482	$9,259,781	$9,259,781	$18,115,058	$6,812,946

(a)

The amounts set forth in the table for Mr. Gromek are provided in compliance with SEC disclosure rules. The actual amounts payable to Mr. Gromek upon his retirement are described above in the summary of the Gromek Retirement Agreement. The amounts set forth in the table are derived from Mr. Gromek’s prior employment agreement, the termination provisions of which would have applied to a December 31, 2011 termination, but which did not apply to Mr. Gromek’s subsequent retirement in 2012.

Named Executive Officer Benefits and Payments Upon Termination	Death & Disability	Without Cause or for Good Reason	Non-Renewal Without Cause	Termination Without Cause or for Good Reason After Change in Control
Lawrence R. Rutkowski
Cash Severance	$408,850	$1,058,850	$1,058,850	$2,957,500
Accelerated Vesting of Equity	$316,353	$0	$0	$2,313,398
Retirement Benefits	$0	$0	$0	$0
Unvested Deferred Compensation	$113,787	$0	$0	$227,575
Other Benefits	$0	$41,692	$41,692	$28,384
Total	$838,990	$1,100,542	$1,100,542	$5,526,856

Named Executive Officer Benefits and Payments Upon Termination	Death & Disability	Without Cause or for Good Reason	Non-Renewal Without Cause	Termination Without Cause or for Good Reason After Change in Control
Helen McCluskey (a)
Cash Severance	$666,000	$1,566,000	$900,000	$4,500,000
Accelerated Vesting of Equity	$408,952	$0	$0	$6,757,034
Retirement Benefits	$0	$0	$0	$0
Unvested Deferred Compensation	$153,357	$0	$0	$306,713
Other Benefits	$0	$4,580	$4,580	$9,159
Total	$1,228,309	$1,570,580	$904,580	$11,572,907

(a)

The amounts set forth in the table for Ms. McCluskey are provided in compliance with SEC disclosure rules and represent amounts that would have been payable under her prior employment agreement, which has been superseded.

Named Executive Officer Benefits and Payments Upon Termination	Death & Disability	Without Cause or for Good Reason	Non-Renewal Without Cause	Termination Without Cause or for Good Reason After Change in Control
Frank Tworecke
Cash Severance	$518,925	$1,343,925	$825,000	$3,753,750
Accelerated Vesting of Equity	$0	$0	$0	$2,341,594
Retirement Benefits	$0	$0	$0	$0
Unvested Deferred Compensation	$0	$0	$0	$0
Other Benefits	$0	$15,032	$15,032	$20,042
Total	$518,925	$1,358,957	$840,032	$6,115,386

Named Executive Officer Benefits and Payments Upon Termination	Death & Disability	Without Cause or for Good Reason	Non-Renewal Without Cause	Termination Without Cause or for Good Reason After Change in Control
Dwight Meyer
Cash Severance	$452,880	$1,172,880	$720,000	$3,276,000
Accelerated Vesting of Equity	$317,354	$0	$0	$2,491,814
Retirement Benefits	$0	$0	$0	$0
Unvested Deferred Compensation	$114,012	$0	$0	$228,023
Other Benefits	$0	$14,192	$7,096	$28,385
Total	$884,245	$1,187,072	$727,096	$6,024,222

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 with respect to the Common Stock issuable under the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan, both of which have been approved by our stockholders. We currently have no other equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)		(B)		(C)

Equity compensation plans approved by stockholders	2,173,694	(a)	$38.35	(b)	1,837,977	(c)
Equity compensation plans not approved by stockholders	n/a		n/a		n/a

(a)	In addition to outstanding stock options, this number reflects 286,769 outstanding restricted stock units which will be settled in Common Stock.

(b)	In calculating the weighted average exercise price in this column, the 286,769 restricted stock units referred to in note (a) have been excluded because they have no exercise price.

(c)	A portion of the securities remaining available for issuance under our equity compensation plans may also be issued in the form of grants of restricted stock and/or restricted stock units.

Beneficial Ownership of Warnaco Common Stock

The following table sets forth certain information with respect to beneficial ownership of Common Stock as of April 2, 2012 (except as described below) by (i) each of our Directors, (ii) each of the Named Executive Officers listed on the Summary Compensation Table above, (iii) all of our Directors and executive officers as a group and (iv) each person or entity known by us to beneficially own five percent or more of any class of our voting securities. The number of shares shown are those beneficially owned, as determined under the applicable rules of the SEC for the purposes of this Proxy Statement, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

	Shares Beneficially Owned
Name	Number of Shares	Percent of Shares
David A. Bell (a)	23,382	*
Robert A. Bowman (a)	18,173	*
Richard Karl Goeltz (a) (b)	22,682	*
Joseph R. Gromek (a) (c)	481,592	1.1%
Sheila A. Hopkins (a) (d)	19,239	*
Charles R. Perrin (a) (e)	84,866	*
Nancy A. Reardon (a) (f)	13,091	*
Donald L. Seeley (a)	15,686	*
Cheryl Nido Turpin (a) (g)	23,441	*
Lawrence R. Rutkowski (a) (h)	148,574	*
Helen McCluskey (a) (i)	249,596	*
Frank Tworecke (a) (j)	79,079	*
Dwight Meyer (a) (k)	93,821	*
All Directors and executive officers as a group (17 persons) (l)	1,598,385	3.8%

5% Stockholders

BlackRock Inc. (m)	3,150,175	7.6%
Columbia Wanger Asset Management, LLC (n)	2,783,300	6.7%
Adage Capital Partners, L.P. (o)	2,214,651	5.4%
The Vanguard Group, Inc. (p)	2,144,668	5.2%

*	Less than 1%

(a)	The business address of each of the Directors and executive officers is c/o The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018.

(b)

The number of shares beneficially owned includes 10,301 vested restricted stock units representing compensation that Mr. Goeltz has elected to defer under the terms of the Directors Deferred Compensation Plan.

(c)

Information is as of February 1, 2012. The number of shares beneficially owned includes 365,234 vested but unexercised options. The number of shares beneficially owned also includes 36,650 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

Mr. Gromek retired from the position of President and Chief Executive Officer and ceased to serve as a Director on February 1, 2012. Therefore, Mr. Gromek is no longer a reporting person under Section 16(a) of the Exchange Act.

(d)

The number of shares beneficially owned includes 10,301 vested restricted stock units representing compensation that Ms. Hopkins has elected to defer under the terms of the Directors Deferred Compensation Plan.

(e)

The number of shares beneficially owned includes 16,039 vested restricted stock units representing compensation that Mr. Perrin has elected to defer under the terms of the Directors Deferred Compensation Plan.

(f)

The number of shares beneficially owned includes 10,405 vested restricted stock units representing compensation that Ms. Reardon has elected to defer under the terms of the Directors Deferred Compensation Plan.

(g)

The number of shares beneficially owned includes 11,462 vested restricted stock units representing compensation that Ms. Turpin has elected to defer under the terms of the Directors Deferred Compensation Plan.

(h)

The number of shares beneficially owned includes 103,000 vested but unexercised options. The number of shares beneficially owned also includes 31,428 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(i)

The number of shares beneficially owned includes 79,134 vested but unexercised options. The number of shares beneficially owned also includes 88,389 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(j)	The number of shares beneficially owned includes 78,100 vested but unexercised options.

(k)

The number of shares beneficially owned includes 93,821 vested but unexercised options. The number of shares beneficially owned also includes 14,028 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(l)

Except with respect to the beneficial ownership information for Mr. Gromek, which is as of February 1, 2012, the beneficial ownership information used to determine the percent of shares of the group of all Directors and executive officers is as of April 2, 2012. The number of shares beneficially owned includes an aggregate of 905,089 vested but unexercised options, 81,331 vested restricted stock units and an aggregate of 244,160 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(m)

Except with respect to the total number of issued and outstanding shares of Common Stock used to determine the percent of shares, information is as of December 31, 2011 and is based solely on a Schedule 13G/A, filed with the SEC on February 10, 2012 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has sole voting power and sole dispositive power as to 3,150,175 shares. Blackrock beneficially owns 3,150,175 shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(n)

Except with respect to the total number of issued and outstanding shares of Common Stock used to determine the percent of shares, information is as of December 31, 2011 and is based solely on a Schedule 13G/A, filed with the SEC on February 10, 2012 by Columbia Wanger Asset Management, LLC (“Columbia”). According to the Schedule 13G/A, Columbia has sole voting power as to 2,567,300 shares and sole dispositive power as to 2,783,300 shares. Columbia beneficially owns 2,783,300 shares. The principal business address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(o)

Except with respect to the total number of issued and outstanding shares of Common Stock used to determine the percent of shares, information is as of December 31, 2011 and is based solely on a Schedule 13G/A, filed with the SEC on February 14, 2012 by Adage Capital Partners, L.P. (“Adage”). According to the Schedule 13G/A, Adage has shared voting power and shared dispositive power as to 2,214,651 shares. Adage beneficially owns 2,214,651 shares. The principal business address of Adage is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(p)

Except with respect to the total number of issued and outstanding shares of Common Stock used to determine the percent of shares, information is as of December 31, 2011 and is based solely on a Schedule 13G/A, filed with the SEC on February 10, 2012 by The Vanguard Group, Inc. (“Vanguard”). According to the Schedule 13G/A, Vanguard has sole voting power as to 58,245 shares beneficially owned by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, and sole dispositive power as to 2,086,423 shares. Vanguard beneficially owns 2,144,668 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and Directors and stockholders who own more than ten percent of our Common Stock file reports of ownership and changes in ownership (the “Required Reports”) with the SEC and NYSE. Our executive officers and Directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all such Section 16(a) forms that they file.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during Fiscal 2011, all Section 16(a) filing requirements applicable to our executive officers and Directors and stockholders who own more than ten percent of our Common Stock were complied with, except for the following: due to an administrative error by the Company, each of our executive officers, including our Named Executive officers, failed to timely file the Required Reports relating to such executive officers having earned certain restricted shares as of January 28, 2011 based on the Company’s performance for Fiscal 2010, pursuant to a March 3, 2010 award of performance shares granted under the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan. The Forms 4 related to such transactions were filed with the SEC on April 8, 2011.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors is recommending ratification of the appointment by our Audit Committee of Deloitte & Touche as the independent registered public accounting firm of Warnaco for the fiscal year ending December 29, 2012. The Audit Committee is responsible for appointing and overseeing the work of the independent registered public accounting firm. Before our independent registered public accounting firm is engaged to render any audit or permissible non-audit services, the engagement is approved in advance by the Audit Committee. If the stockholders do not ratify this appointment, the Audit Committee will reconsider its decision to appoint Deloitte & Touche.

Deloitte & Touche provided audit and other services during Fiscal 2011 and Fiscal 2010 as set forth below:

FEES FOR SERVICES PROVIDED	Fiscal 2011	Fiscal 2010
Audit Fees (a)	$3,290,208	$3,423,345
Audit Related Fees (b)	$190,884	$272,677

Total Audit and Audit Related Fees	$3,481,092	$3,696,022
Tax Fees (c)	$598,600	$1,123,427

Total Fees	$4,079,692	$4,819,449

(a)

Audit Fees: For Fiscal 2011 and Fiscal 2010, includes fees for the audit of our annual consolidated financial statements, quarterly reviews of interim consolidated financial statements, statutory audits and Sarbanes-Oxley audits.

(b)

Audit-Related Fees: Audit related fees are fees for assurance and related services that are associated with the performance of the audit or review of our financial statements. For Fiscal 2011 and Fiscal 2010, includes fees for the audits of our employee benefit plans, certain royalty audits, due diligence services related to acquisitions and other special projects.

(c)	Tax Fees: Includes fees for domestic and international tax planning strategies and compliance services.

We have been advised by Deloitte & Touche that it will have a representative present at the Annual Meeting who will be available to respond to questions. The representative will also have the opportunity to make a statement if such representative desires to do so.

All properly executed written proxies and properly completed proxies submitted by telephone or Internet will be voted “FOR” the ratification of the appointment of Deloitte & Touche by the Board of Directors as Warnaco’s independent registered public accounting firm for the fiscal year ending December 29, 2012 unless contrary instructions are given.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF DELOITTE & TOUCHE AS THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM OF WARNACO, WHICH IS DESIGNATED AS ITEM NO. 2 ON THE

ENCLOSED PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter which is available on the corporate governance page of our Internet website located at www.warnaco.com. All members of the Audit Committee are independent Directors under the NYSE listing standards and qualified pursuant to the additional NYSE requirements for audit committee members, in each case, as determined by the Board of Directors.

Management is responsible for Warnaco’s internal controls and preparing Warnaco’s consolidated financial statements. Warnaco’s independent registered public accounting firm, Deloitte & Touche, is responsible for performing an independent audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to stockholder ratification, appointing Warnaco’s independent registered public accounting firm. As stated above and in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee does not provide any expert or special assurance as to Warnaco’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies on the information provided to it and on representations made by management and the independent registered public accounting firm.

The Audit Committee reviewed and discussed Warnaco’s audited financial statements with management and the independent registered public accounting firm. Management represented to the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Warnaco’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and Rule 2-07 of Regulation S-X.

Deloitte & Touche provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of Deloitte & Touche with them.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 prior to its filing with the SEC on February 29, 2012.

Members of the Audit Committee

Richard Karl Goeltz (Chairman)

Robert A. Bowman

Charles R. Perrin

Nancy A. Reardon

Donald L. Seeley

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are requesting that stockholders indicate their approval of our Named Executive Officers’ compensation, as described in the compensation tables and Compensation Discussion and Analysis set forth in this Proxy Statement. This proposal, known as a “say-on-pay” proposal, allows stockholders the opportunity to express their views on these matters. The “say on pay” vote is an advisory vote, which is therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the views of our stockholders are important to the Company, and will be given careful consideration by the Company, the Compensation Committee and the Board of Directors.

As noted in our Compensation Discussion & Analysis on pages 16 to 27 of this Proxy Statement, we received 96.14% advisory approval from stockholders for our Named Executive Officers’ 2010 compensation, or “say-on-pay” vote, in connection with our most recent annual meeting of stockholders. Compensation for our Named Executive Officers in 2011 was consistent with the principles of our compensation philosophy and reflects our strong financial performance, the cumulative return to stockholders in 2011 and the overall achievements of the executive team. Our compensation philosophy is designed to (i) align Warnaco’s and its associates’ goals with stockholder interests; (ii) attract and retain world-class talent; (iii) pay competitively compared with our peer group and the marketplace; and (iv) reward superior performance and limit rewards for performance below targets. Our 2011 compensation packages reflect these guiding principles.

The discussion set forth in the Compensation Discussion and Analysis on provides a complete discussion of our compensation programs and policies, including design, implementation, oversight, administration, ongoing review and risk assessment of our programs and policies. Our Compensation Committee and Board of Directors believe that our compensation programs and policies are designed and carried out to allow us to achieve our business goals and reflect the guiding principles of our compensation philosophy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY

BASIS, OF THE COMPENSATION OF THE WARNACO GROUP, INC.’S NAMED EXECUTIVE

OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT, WHICH IS DESIGNATED AS

ITEM NO. 3 ON THE ENCLOSED PROXY CARD.

A vote “FOR” approval will be a vote in favor of the following resolution: “Resolved, that the stockholders of The Warnaco Group, Inc. hereby approve the compensation of the Company’s Named Executive Officers, as described in the compensation tables and Compensation Discussion and Analysis set forth in this Proxy Statement.”

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in our proxy material for use in connection with the annual meeting of stockholders to be held in 2013 must transmit that proposal (along with the stockholder’s name, address, the number of shares of Common Stock that the stockholder holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such shares through the date of the 2013 Annual Meeting of Stockholders) in writing as set forth below. Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders under Rule 14a-8 of the Exchange Act must be received by the Corporate Secretary, The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018, not later than December 12, 2012. Under the Company’s Third Amended and Restated By-Laws, notice of stockholder proposals made outside of Rule 14a-8 or the nomination of a candidate for election as a Director to be made at the 2012 Annual Meeting of Stockholders must be received by the Corporate Secretary at the above address not later than February 8, 2013 or prior to January 9, 2013; provided, however, that in the event that the 2013 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary of the 2012 Annual Meeting of Stockholders, notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the 2013 Annual Meeting of Stockholders is given.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, is being mailed with this Proxy Statement. We will furnish any exhibit to the Annual Report on Form 10-K upon the request of a stockholder of record as of the close of business on March 26, 2012 for a fee limited to our reasonable expenses in furnishing such exhibit. Requests for exhibits to the Annual Report on Form 10-K should be directed to the Corporate Secretary, The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018.

The Annual Report on Form 10-K is not a part of the proxy solicitation materials.

OTHER MATTERS

We know of no other matters which may come before the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if other matters properly come before the Annual Meeting, it is intended that the persons named as proxies in the accompanying proxy vote the shares represented thereon in accordance with their best judgment.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this Proxy Statement and certain other written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company’s estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results, targets or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact, including, without limitation, future financial targets, are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “may,” “project,” “scheduled to,” “seek,” “should,” “will be,” “will continue,” “will likely result,” “targeted,” or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company’s reports filed with the SEC (including, without limitation, those described under the headings “Risk Factors” and “Statement Regarding Forward-Looking Disclosure,” as such disclosure may be modified or supplemented from time to time), could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by it: the Company’s ability to execute its repositioning and sale initiatives (including achieving enhanced productivity and profitability) previously announced; deterioration in global or regional or other macro-economic conditions that affect the apparel industry, including turmoil in the financial and credit markets; the Company’s failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; the Company’s failure to use the most recent and effective advertising media to reach customers; further declines in prices in the apparel industry and other pricing pressures; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials or costs to produce or transport products; events which result in difficulty in procuring or producing the Company’s products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; possible additional tax liabilities; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the risk of product safety issues, defects or other production problems associated with the Company’s products; the Company’s dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company’s dependence on license agreements with third parties including, in particular, its license agreement with CKI, the licensor of the Company’s Calvin Klein brand name; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company’s foreign currency exposure; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company’s pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company recognizing impairment charges for its long-lived assets; uncertainty over the outcome of litigation matters and other proceedings; the Company’s ability to service its indebtedness, the effect of changes in interest rates on the Company’s indebtedness that is subject to floating interest rates and the limitations imposed on the Company’s operating and financial flexibility by the agreements governing the Company’s indebtedness; the Company’s dependence on its senior management team and other key personnel; the Company’s reliance on information technology; the limitations on purchases under the Company’s share repurchase program contained in the Company’s debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company’s inability to achieve its financial targets and strategic objectives, as a result of one or more of the factors described above, changes in the assumptions underlying the targets or goals, or otherwise; the inability to successfully implement restructuring and disposition activities; the failure of acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such acquired businesses being adversely affected, including by one or more of the factors described above, and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled “Risk Factors” and the discussion of the Company’s critical accounting policies under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Critical Accounting Policies” included in the Company’s Annual Report on Form 10-K, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The foregoing discussion is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company’s ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE WARNACO GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 9, 2012, 10:00 AM EDT

The Offices of The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 9, 2012.

The shares of stock you hold in this account will be voted as you specify.

If no choice is specified, the proxy will be voted “FOR” all nominees, and FOR Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Helen McCluskey, Lawrence R. Rutkowski,
Jay L. Dubiner and Ericka N. Alford, and each of them, with full power of substitution, to vote these shares as indicated on the matters and in the discretion of the named proxies on any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof.

The Board of Directors Recommends a vote FOR all nominees, and FOR Items 2 and 3.

1.      Election of Directors

Nominees:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1a.	David A. Bell	☐	☐	☐	1d.	Sheila A. Hopkins	☐	☐	☐	1g.	Nancy A. Reardon	☐	☐	☐

1b.	Robert A. Bowman	☐	☐	☐	1e.	Helen McCluskey	☐	☐	☐	1h.	Donald L. Seeley	☐	☐	☐

1c.	Richard Karl Goeltz	☐	☐	☐	1f.	Charles R. Perrin	☐	☐	☐	1i.	Cheryl Nido Turpin	☐	☐	☐

(Continued, and to be dated and signed, on the other side)	SEE REVERSE SIDE

▲  TO VOTE BY MAIL, PLEASE DETACH HERE  ▲

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll-free 1-866-209-1656 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. You will need your control number to access the system.

or

2.	Vote by Internet at our Internet Address: www.proxyvotenow.com/wrc. You will need your control number to access the system.

or

3.	Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

(Continued from the other side)

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Deloitte & Touche LLP as Warnaco’s independent registered public accounting firm for the fiscal year ending December 29, 2012.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To cast an advisory vote to approve Warnaco’s executive compensation.	☐	☐	☐

4.	To transact such other matters as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES, AND FOR ITEMS 2 AND 3, AND IN THE DISCRETION OF THE NAMED PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Date: , 2012

Signature of Shareholder(s)

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give your full title s such. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by an authorized person.)

PLEASE SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲  TO VOTE BY MAIL, PLEASE DETACH HERE  ▲

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY TELEPHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A: To vote as the Board of Directors recommends on ALL proposals, press 1.

OPTION B: If you choose to vote on each proposal separately, press 2. You will hear instructions to follow.

VOTE BY INTERNET: The web address is www.proxyvotenow.com/wrc. You will need your CONTROL NUMBER to access the system.

IF YOU VOTE BY TELEPHONE OR INTERNET–DO NOT MAIL THE PROXY CARD.

THANK YOU FOR VOTING.

Call ê ê Toll Free ê ê On a Touch-Tone Telephone
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